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                                                                    EXHIBIT 10.1





                            ASSET PURCHASE AGREEMENT

                                  By and Among

                  ILLINOIS ELECTRIC TRANSMISSION COMPANY, LLC,

                               TRANS-ELECT, INC.,

         Solely For Purposes of Article 5, Section 8.2 and Article 11,

                                       and

                             ILLINOIS POWER COMPANY

                           Dated as of October 7, 2002

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                                TABLE OF CONTENTS
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                                                                                                    Page
     ARTICLE 1 SALE AND TRANSFER OF BUSINESS, PROPERTIES, ASSETS AND RIGHTS
1.1           Sale and Transfer of Business, Properties, Assets and Rights ......................     1
1.2           Purchase Price ....................................................................     1
1.3           Allocation of Purchase Price ......................................................     2
1.4           Payment of Purchase Price .........................................................     2
1.5           Identification of Transmission Assets Based on Functionalization Review ...........     2
1.6           Adjustments to the Purchase Price .................................................     3
1.7           Potential Adjustment Based on Increased Financing Costs ...........................     5
1.8           Instruments of Conveyance, Transfer, Assumption, Etc ..............................     6

                        ARTICLE 2 CLOSING AND TERMINATION

2.1           Closing ...........................................................................     6
2.2           Termination .......................................................................     7
2.3           Due Diligence Investigation .......................................................     8
2.4           Effect of Termination .............................................................    10

               ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER

3.1           Organization ......................................................................    10
3.2           Corporate Authority ...............................................................    10
3.3           No Violation ......................................................................    11
3.4           Litigation ........................................................................    11
3.5           Personal Property. ................................................................    11
3.6           Real Property .....................................................................    12
3.7           Financial Information .............................................................    13
3.8           Books and Records .................................................................    14
3.9           Employee Matters. .................................................................    14
3.10          Inventory .........................................................................    15
3.11          No Material Change ................................................................    15
3.12          Absence of Change or Event ........................................................    15
3.13          Compliance With Law; Environmental Matters .......................................     15
3.14          Contracts and Commitments; Licenses and Permits ...................................    16
3.15          Brokers and Finders ...............................................................    18
3.16          Assets Used in Performing the Business ............................................    18
3.17          Jointly Used Assets; Dual Purpose Contracts .......................................    18
3.18          Public Utility ....................................................................    19
3.19          Purchase and Sale Agreement for Ancillary Services-Related Resources ..............    19
3.20          Tax Matters .......................................................................    19
3.21          Disclaimer of All Other Representations and Warranties ............................    19

                ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER
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
4.1           Organization ...................................................    19
4.2           Limited Liability Company Authority ............................    19
4.3           No Violation ...................................................    20
4.4           Brokers and Finders ............................................    20

               ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT

5.1           Organization ...................................................    20
5.2           Corporate Authority ............................................    21
5.3           No Violation ...................................................    21
5.4           Brokers and Finders ............................................    21

                   ARTICLE 6 CERTAIN COVENANTS AND AGREEMENTS

6.1           Conduct of Business Prior to the Closing Date ..................    22
6.2           Employee Matters ...............................................    23
6.3           Sales, Use and Transfer Taxes ..................................    24
6.4           Access to Information ..........................................    24
6.5           Confidentiality ................................................    24
6.6           No Solicitation ................................................    24
6.7           Publicity ......................................................    24
6.8           Financing Commitments ..........................................    25
6.9           Change in Credit Status ........................................    25
6.10          Bulk Sales Requirements ........................................    25
6.11          Ancillary Agreements ...........................................    26
6.12          Membership in PJM ..............................................    26
6.13          Additional Information .........................................    26
6.14          Books and Records ..............................................    26
6.15          Section 205 Filing .............................................    27
6.16          Section 205 and Section 206 Rights .............................    27
6.17          Real Property ..................................................    28
6.18          Claims .........................................................    28
6.19          Transitional Funding Obligations ...............................    28
6.20          Efforts to Extend Financing Commitments ........................    29
6.21          Tariff Funds ...................................................    29

                     ARTICLE 7 CONDITIONS PRECEDENT OF BUYER

7.1           Representations, Warranties and Covenants ......................    29
7.2           No Actions .....................................................    30
7.3           Consents and Approvals .........................................    30
7.4           Transaction Documents ..........................................    30
7.5           Release of Liens ...............................................    30
7.6           Non-Foreign Person Certificate .................................    31
7.7           Real Property ..................................................    31
7.8           Regulatory Termination .........................................    31
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
7.9            Miscellaneous Closing Deliveries ............................   31
7.10           Consent and Agreement .......................................   31
7.11           Section 10 and Right-of-Way Crossing Permits ................   31
7.12           Municipal Easements .........................................   32
7.13           Opinion .....................................................   33
7.14           Set Aside ...................................................   33

                    ARTICLE 8 CONDITIONS PRECEDENT OF SELLER

8.1            Representations, Warranties and Covenants ...................   33
8.2            Representations, Warranties and Covenants ...................   34
8.3            No Actions ..................................................   34
8.4            Consents and Approvals ......................................   34
8.5            Transaction Documents .......................................   34
8.6            Miscellaneous Closing Deliveries ............................   34
8.7            Opinion .....................................................   34

                            ARTICLE 9 INDEMNIFICATION

9.1            Indemnification by Seller ...................................   35
9.2            Indemnification by Buyer ....................................   36
9.3            Third Party Claim Procedures ................................   37
9.4            Certain Limitations .........................................   38
9.5            Remedies ....................................................   38
9.6            No Contact ..................................................   39
9.7            Reimbursement ...............................................   39

        ARTICLE 10 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1           Representations, Warranties and Covenants ...................   39

                            ARTICLE 11 MISCELLANEOUS

11.1           Waiver ......................................................   39
11.2           Notices .....................................................   40
11.3           Governing Law and Judicial Proceedings ......................   42
11.4           Guarantee of Parent .........................................   42
11.5           Counterparts ................................................   42
11.6           Headings ....................................................   42
11.7           Entire Agreement ............................................   42
11.8           Amendment and Modification ..................................   42
11.9           Binding Effect; Benefits ....................................   42
11.10          Assignability ...............................................   43
11.11          Expenses ....................................................   43
11.12          Good Faith Efforts; Further Assurances ......................   43
11.13          Severability; Enforcement ...................................   44
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11.14 Specific Performance ..........................................    44
11.15 Time ..........................................................    44
11.16 Construction ..................................................    44

                                ARTICLE 12 DEFINITIONS

12.1 Definitions ....................................................    45

List of Exhibits

Exhibit A             Bill of Sale and Assignment and Assumption of Contract Rights
Exhibit B             Bill of Sale and Partial Assignment and Assumption of Contract Rights
Exhibit C             Summary of Seller's Transmission Related Revenue
Exhibit D             Limited Warranty Deed
Exhibit E             Network Integration Transmission Service Agreement
Exhibit F             Services Agreement
Exhibit G             Purchase and Sale Agreement for Ancillary Services-Related Resources
Exhibit H             Distribution-Transmission Interconnection Agreement
Exhibit I             Common-Use Right-of-Way and Pole Attachment Agreement
Exhibit J             Easement Agreement
Exhibit K             Non-Competition Agreement
Exhibit L             Consent and Agreement
Exhibit M             Opinion of Counsel

List of Schedules

Schedule 1.1          Sale and Transfer of Business, Properties, Assets and Rights
Schedule 1.1(A)       Guidelines for Partial Assignments
Schedule 1.6          Adjustments to the Purchase Price
Schedule 1.7          Potential Adjustment Based on Increased Financing Costs
Schedule 3.3          No Violation
Schedule 3.4          Litigation
Schedule 3.5          Personal Property
Schedule 3.6          Real Property
Schedule 3.6(e)       Real Property
Schedule 3.6(f)       Real Property
Schedule 3.6(g)       Real Property
Schedule 3.6(h)       Real Property
Schedule 3.9          Employee Matters
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
Schedule 3.10           Inventory
Schedule 3.11           No Material Change
Schedule 3.12           Absence of Change or Event
Schedule 3.13(a)        Compliance With Law; Environmental Matters
Schedule 3.13(b)        Compliance With Law; Environmental Matters
Schedule 3.13(c)        Compliance With Law; Environmental Matters
Schedule 3.13(d)        Compliance With Law; Environmental Matters
Schedule 3.13(e)        Compliance With Law; Environmental Matters
Schedule 3.13(f)        Compliance With Law; Environmental Matters
Schedule 3.14           Contracts and Commitments; Licenses and Permits
Schedule 3.14(d)        Contracts and Commitments; Licenses and Permits
Schedule 3.16           Assets Used in Performing the Business
Schedule 4.3            No Violation
Schedule 5.3            No Violation
Schedule 6.1            Conduct of Business Prior to the Closing Date
Schedule 6.18           Claims
Schedule 7.12           Easements
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                            ASSET PURCHASE AGREEMENT


          This Asset Purchase Agreement is entered into as of October 7, 2002 (herein, together with the Schedules and Exhibits attached hereto, referred to as this "Agreement") by and among Illinois Electric Transmission Company, LLC, a Delaware limited liability company ("Buyer"), Trans-Elect, Inc., a Michigan corporation ("Parent"), solely for purposes of Article 5, Section 8.2 and
Article 11, and Illinois Power Company, an Illinois corporation ("Seller").

          Capitalized terms used herein shall have the meanings ascribed to them in either the Sections cross-referenced in Article 12 or in Article 12.

                                    RECITALS

          WHEREAS, Seller, upon the terms and conditions hereinafter set forth, desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets.

          NOW, THEREFORE, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties made herein and in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, the Parties agree as follows:

                                    ARTICLE 1

          SALE AND TRANSFER OF BUSINESS, PROPERTIES, ASSETS AND RIGHTS

     1.1 Sale and Transfer of Business, Properties, Assets and Rights. Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer at the Closing provided for in Section 2.1 hereof all of Seller's right, title and interest in all of Seller's assets listed or described on and located at the locations specified on Schedule 1.1 (the "Purchased Assets"). Certain of the Purchased Assets identified on Schedule 1.1 will be partially sold, transferred, conveyed or assigned by Seller to Buyer ("Partial Assignments"). Seller and Buyer have jointly developed and agreed to guidelines, attached hereto as
Schedule 1.1(A), to serve as the guiding principles for the preparation by Seller and Buyer of detailed descriptions of the Partial Assignments (the "Guidelines for Partial Assignments") prior to the Closing.

     1.2 Purchase Price. In consideration of such sale, transfer, conveyance, assignment and delivery, Buyer agrees (a) to pay to Seller the amount of $239,000,000 (the "Closing Date Payment"), as may be adjusted pursuant to
Section 1.6 and Section 1.7 (as finally adjusted, the "Purchase Price") and (b) to undertake, assume and agree to perform and otherwise pay, satisfy and discharge in accordance with their respective terms, and to indemnify and hold Seller harmless with respect to, and, except as expressly otherwise provided in this Agreement, only with respect to, the debts, liabilities and obligations of Seller specified in the Full Bill and Assignment and the Partial Bill and Assignment on the terms set forth therein.

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     1.3 Allocation of Purchase Price. Seller and Buyer shall use their Best
Efforts to agree, on or prior to the Closing Date, to an allocation of the Purchase Price (together with liabilities assumed hereunder and other relevant items) among the Purchased Assets, which shall be subject to adjustment consistent with any adjustment to the Purchase Price pursuant to Section 1.6 or
Section 1.7. Such allocation, as so adjusted, will comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Unless otherwise required by a final determination within the meaning of Section 1313 of the Code (or a counterpart provision of foreign, state or local law), Seller and Buyer agree to report the transactions hereunder in accordance with such allocation, as so adjusted, for all Tax purposes and to execute and file a Form or Forms 8594 reflecting such allocation, as so adjusted. Seller and Buyer represent, warrant and agree that such allocation will be determined through arm's length negotiations. Each of Seller and Buyer agrees that, to the extent permitted by applicable law, it will adopt and utilize the amounts allocated to each asset or class of assets for purposes of all Tax returns or reports of any nature filed by it and that it will not voluntarily take any position inconsistent therewith upon examination of any such Tax returns or reports, in any claim for Tax refund, in any litigation or otherwise with respect to such Tax returns or reports. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

     1.4 Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows: at the Closing, Buyer shall deliver to Seller the Closing Date Payment, as adjusted, in immediately available funds by wire transfer (Fedwire) to an account designated in writing by Seller at least two (2) business days prior to the Closing Date. Any additional adjustments resulting from the determination of the Purchase Price after the Closing Date shall be paid in accordance with
Section 1.6(e).

     1.5 Identification of Transmission Assets Based on Functionalization
Review.

          (a) Transmission Assets. Between the date of this Agreement and December 31, 2002, the Parties shall cooperate and use Best Efforts to (i) identify facilities and assets owned by Seller as either "transmission" or "distribution" in accordance with the same methodology and underlying principles of the "seven factor test" set forth in FERC Order No. 888 unless modification to such "seven factor test" is agreed upon by the Parties, consistent with the regulations and orders of the FERC, and (ii) prepare a statement setting forth its estimate of the aggregate Net Plant in Service of all of Seller's facilities and assets owned and identified by the Parties as "transmission" (the "Transmission Assets Valuation").

          (b) Disputes. Disputes between Buyer and Seller relating to the identification of "transmission assets" or the Transmission Assets Valuation that cannot be resolved by them within five (5) business days may be referred no later than ten (10) business days after such disagreement for decision at the insistence of either Party to Eric Hirst or such other qualified Person as to whom the Parties may mutually agree (the "Arbitrator"). Prior to referring the matter to the Arbitrator, the Parties shall agree on the procedures to be followed by the Arbitrator (including procedures with regard to presentation of evidence). Such procedures shall not alter the accounting practices, principles and policies to be applied to the Transmission Assets Valuation, which shall be those required by this Agreement. If the Parties are unable to agree upon procedures before the end of five (5) business days after referral of the dispute to the

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Arbitrator, the Arbitrator shall establish such procedures giving due regard to the intention of the Parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either Party. The Parties shall then submit evidence in accordance with the procedures established, and the Arbitrator shall decide the dispute in accordance therewith within ten (10) business days of the referral to the Arbitrator. The Arbitrator's decision on any matter referred to it shall be final and binding on Seller and Buyer. The fee of the Arbitrator shall be borne by Seller and Buyer in equal portions, unless the Arbitrator decides, based on its determination with respect to the reasonableness of the respective positions of the Parties, that the fee shall be borne in unequal proportions.

          (c) Resolution. The Transmission Assets Valuation shall become final and binding upon the Parties upon the earlier of (i) the agreement between Buyer and Seller with respect thereto or (ii) the decision by the Arbitrator with respect to any disputes under Section 1.5(b). The Transmission Assets Valuation shall be subject to adjustment by the FERC and the ICC before becoming final and binding upon the Parties.

     1.6 Adjustments to the Purchase Price.

          (a) Preparation of Preliminary Closing Statement. At least three (3) business days prior to the Closing Date, Seller shall prepare in good faith and deliver to Buyer an estimated statement of Net Plant in Service, Inventory, CWIP and Accounts Payable to be assigned to and assumed by Buyer as of the Closing Date (the "Preliminary Closing Statement"). The Preliminary Closing Statement shall, except as set forth on Schedule 1.6, be prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied in accordance with past practices.

          (b) Closing Date Adjustment to the Closing Date Payment. On the Closing Date, the Closing Date Payment shall be adjusted as follows:

               (i) the amount, if any, that the Net Plant in Service as reflected in the Preliminary Closing Statement is greater or less than $146,178,000 shall result in an immediate upward or downward adjustment, as the case may be, of the Closing Date Payment in the amount of $1,630 for each $1,000 of such difference;

               (ii) the amount, if any, that the Inventory as reflected in the Preliminary Closing Statement is greater or less than $3,113,000 shall result in an immediate upward or downward adjustment, as the case may be, of the Closing Date Payment by such amount of difference;

               (iii) the amount, if any, that the CWIP as reflected in the Preliminary Closing Statement is greater or less than $1,226,000 shall result in an immediate upward or downward adjustment, as the case may be, of the Closing Date Payment by such amount of difference;

               (iv) the amount, if any, of the Accounts Payable as reflected in the Preliminary Closing Statement shall result in an immediate downward adjustment of the Closing Date Payment by such amount;

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               (v) the amount, if any, of credits owed as of the Closing Date to third parties pursuant to interconnection agreements or other contracts assigned to Buyer to the extent that the same would reduce revenues which would otherwise be received by Buyer under such agreements or contracts after the Closing Date (the "Owed Credits") shall result in an immediate downward adjustment of the Closing Date Payment by such amount; provided, however, that, in lieu of any such adjustment to the Closing Date Payment, Seller may elect to indemnify Buyer with respect to reduction in revenues to Buyer resulting from any such Owed Credits to the extent that Seller reasonably believes that it is likely that such reduction will never occur (including the amount, if any, of interest determined to be accrued and payable to a third party in respect of such Owed Credits until such Owed Credits are used); provided, further, that such indemnification shall be in accordance with the procedures set forth in Article 9, but not subject to the limitations set forth in Section 9.4; and

               (vi) the amount, if any, reasonably agreed in good faith by Seller and Buyer to equitably reflect the final determination of the Partial Assignments in accordance with the Guidelines for Partial Assignments.

          (c) Review of Adjusted Closing Statement. Within thirty (30) days of the Closing Date, Seller shall revise the Preliminary Closing Statement to reflect any required modifications thereto (the "Adjusted Closing Statement"). The Adjusted Closing Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer notifies Seller in writing of any objections thereto consistent with the provisions of this Section 1.6 within thirty (30) days after receipt of the Adjusted Closing Statement. The written notice under this Section 1.6 shall specify in reasonable detail each item on the Adjusted Closing Statement that Buyer disputes and a summary of Buyer's reasons for such dispute.

          (d) Disputes. Disputes between Buyer and Seller relating to the Adjusted Closing Statement that cannot be resolved by them within five (5) business days after receipt by Seller of the notice referred to in Section 1.6(c) may be referred no later than ten (10) business days after such receipt for decision at the insistence of either Party to KPMG LLP. If KPMG LLP is unavailable, then Buyer and Seller shall select an independent nationally recognized accounting firm to decide the matter (KPMG LLP or such other firm being referred to herein as the "Auditor"). Prior to referring the matter to the Auditor, the Parties shall agree on the procedures to be followed by the Auditor (including procedures with regard to presentation of evidence). Such procedures shall not alter the accounting practices, principles and policies to be applied to the Adjusted Closing Statement, which shall be those required by this Agreement. If the Parties are unable to agree upon procedures before the end of five (5) business days after referral of the dispute to the Auditor, the Auditor shall establish such procedures giving due regard to the intention of the Parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either Party. The Parties shall then submit evidence in accordance with the procedures established, and the Auditor shall decide the dispute in accordance therewith within ten (10) business days of the referral to the Auditor. The Auditor's decision on any matter referred to it shall be final and binding on Seller and Buyer. The fee of the Auditor shall be borne by Seller and Buyer in equal portions, unless the Auditor decides, based on its determination with respect to the reasonableness of the respective positions of the Parties, that the fee shall be borne in unequal proportions.

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          (e) Final Closing Statement. The Adjusted Closing Statement shall become final and binding upon the Parties upon the earlier of (i) the failure by Buyer to object thereto within the period permitted under Section 1.6(c), (ii) the agreement between Buyer and Seller with respect thereto or (iii) the decision by the Auditor with respect to any disputes under Section 1.6(c). The Adjusted Closing Statement, as adjusted pursuant to the agreement of the Parties or decision of the Auditor, when final and binding is referred to herein as the "Final Closing Statement". If any payment is required to be made by Seller or Buyer, as the case may be, due to adjustments resulting from differences between the Preliminary Closing Statement and the Final Closing Statement, such payment must be made in immediately available funds within ten (10) business days of the rendering of the Final Closing Statement.

     1.7 Potential Adjustment Based on Increased Financing Costs. Buyer and Illinois Transco Holdings, Limited Partnership, which is Buyer's single member owner ("ITH"), have obtained a debt financing commitment (the "Debt Financing Commitment") and an equity financing commitment (the "Equity Financing Commitment") for the funding required to consummate the transactions contemplated hereby as described in Section 6.8 (collectively, the "Financing Commitments"). Buyer anticipates that, if the Closing were to occur on the date hereof, the Applicable Margins (as defined in the Exhibits to the Debt Financing Commitment) would not be higher than the Assumed Credit Spreads (as defined in
Schedule 1.7 attached hereto) (the "Assumed Credit Spreads"). Pursuant to the terms of the Debt Financing Commitment, the credit spreads payable by Buyer and ITH may increase above the Assumed Credit Spreads in order to permit a full syndication of the loans issued pursuant to the Debt Financing Commitment. If Buyer is advised in writing by the issuers of the Debt Financing Commitment or by its financial advisor that there will be such an increase in the credit spreads resulting from an adverse change subsequent to the date hereof in the perceived credit quality of Seller (a "Credit Spread Increase"), then Buyer may as soon as practicable, but in any event prior to ten (10) business days prior to the scheduled Closing Date, propose that the Purchase Price be decreased in accordance with the terms set forth on such Schedule 1.7 by providing notice to Seller of its election to do so (a "Credit Spread Notice"), which notice shall set forth the amount of the Credit Spread Increase, the calculation of the resulting decrease in the Purchase Price and all information provided by the issuers of the Debt Financing Commitment or Buyer's financial advisor providing evidence of the Credit Spread Increase. In the event that Buyer provides a Credit Spread Notice to Seller, Seller shall promptly provide written notice to Buyer of its election to (i) accept the decrease in the Purchase Price as specified in the Credit Spread Notice and proceed to the Closing or (ii) extend the Closing for so long as Buyer's Financing Commitments remain in effect, after giving effect to any extensions thereof (the first date upon which either the Debt Financing Commitment or the Equity Financing Commitment finally expires being referred to herein as the "Extended Closing Date"). Notwithstanding the preceding sentence, it is provided that, unless the Parties agree, the Extended Closing Date shall not be later than April 7, 2004 or six (6) months after the issuance of all of the FERC Approvals, the ICC Approvals, the Antitrust Approval and the SEC Approvals. If Buyer has delivered a Credit Spread Notice and Seller has elected to extend the Closing Date in accordance with the immediately preceding sentence, Buyer shall keep Seller advised on a weekly basis as to any changes in the Credit Spread Increase. Upon any material change (either an increase or a reduction) in the Credit Spread Increase, Buyer shall deliver to Seller an updated Credit Spread Notice indicating the new Credit Spread Increase, and Seller shall make an updated election under the second preceding sentence. If at any time prior to the Extended Closing Date the credit

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spreads have declined, such that a Credit Spread Increase no longer exists (or if Buyer in its sole discretion elects to waive any Purchase Price reduction arising from a Credit Spread Increase) and if the conditions precedent to the obligations of the Parties as set forth in Article 7 and Article 8 shall have at such time been satisfied or waived, then the Closing shall occur with no reduction in the Purchase Price pursuant to the provisions of this Section 1.7. If at any time on or prior to the Extended Closing Date a Credit Spread Increase remains in effect, then Seller may elect in writing at any time prior to such Extended Closing Date by giving ten (10) business days prior written notice to Buyer of its election to do so, to proceed to the Closing upon the satisfaction or waiver of the conditions precedent to the obligations of the Parties as set forth in Article 7 and Article 8, with the Purchase Price to be reduced in accordance with the provisions of Schedule 1.7. If the Extended Closing Date occurs prior to Seller electing to close in accordance with this Section 1.7 and prior to the Credit Spread Increase being reduced to zero (or Buyer electing in its sole discretion to waive a reduction in the Purchase Price resulting from a Credit Spread Increase), this Agreement shall terminate. Buyer agrees that its actions taken and determinations made in respect of the issues arising with respect to the Debt Financing Commitment will be taken or made in the same manner as the same would be taken or made if Buyer did not have the right to reduce the Purchase Price as a result of a Credit Spread Increase. Notwithstanding the foregoing and notwithstanding provisions in the Debt Financing Commitment that would permit the lenders to implement changes in the terms of the financing in order to permit a full syndication, as between Buyer and Seller, Buyer shall not be required to accept any materially adverse changes in the terms set forth on Exhibit A and Exhibit B to the Debt Financing Commitment. Buyer agrees to exercise its rights in respect of the Debt Financing Commitment so as to permit Seller to observe and provide input regarding the syndications of the loans contemplated by the Financing Commitments.

     1.8 Instruments of Conveyance, Transfer, Assumption, Etc.

          (a) Seller shall properly execute and deliver to Buyer at the Closing:
(i) the Full Bill and Assignment and the Partial Bill and Assignment; (ii) all appropriate limited warranty deeds, easement or lease assignments and other instruments of transfer with respect to any real property interest comprising part of the Purchased Assets ("Real Property Conveyances"); and (iii) assignments with respect to each of the contracts and other agreements and rights to be assigned to Buyer hereunder, which assignments shall, where required for such assignments, include the consent or waiver of any third party, in each case in form reasonably satisfactory to Buyer.

          (b) Simultaneously with the Closing, Seller shall take all steps required to put Buyer in actual possession and operating control of the Purchased Assets.

                                    ARTICLE 2

                             CLOSING AND TERMINATION

     2.1 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions provided for herein (the "Closing") will take place at the offices of Pillsbury Winthrop LLP, One Battery Park Plaza, New York, New York at 10:00 A.M. on the first business day of the month following the month that ends not earlier than twenty (20) days

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after the conditions precedent specified in Article 7 and Article 8 have each been satisfied or waived, or at such other place, time and date as may be agreed upon by Buyer and Seller (the "Closing Date"). Notwithstanding the foregoing, the Closing Date shall not occur prior to January 1, 2003. For the purpose of any calculation or determination required to be made by any of the Parties following the Closing, the Closing shall be deemed to have been effective as of 12:01 A.M., Decatur, Illinois time, on the Closing Date, except that, with respect to any transactions that are scheduled or settled with reference to uniform prevailing time applicable in a territory of a controlling RTO, such prevailing time shall apply.

     2.2 Termination. Anything contained in this Agreement other than in this
Section 2.2 to the contrary notwithstanding, this Agreement may be terminated in writing at any time prior to Closing:

          (a) without liability on the part of any Party by mutual consent of Buyer and Seller;

          (b) without liability on the part of any Party by either Buyer or Seller, if the Closing shall not have occurred on or before July 7, 2003 or, if applicable in accordance with Section 1.7, the Extended Closing Date (or such later date as may be agreed upon in writing by the Parties) (the "Final Termination Date"), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the Party seeking to terminate this Agreement;

          (c) by Buyer in accordance with Section 7.8 or if any event occurs that would render impossible the satisfaction of one or more conditions set forth in Article 7 to the obligations of Buyer to consummate the transactions contemplated by this Agreement;

          (d) by Seller if any event occurs that would render impossible the satisfaction of one or more conditions set forth in Article 8 to the obligations of Seller to consummate the transactions contemplated by this Agreement;

          (e) by Buyer in accordance with Section 6.9, in which case Seller shall reimburse Buyer for its actual and reasonable out-of-pocket costs, fees and expenses incurred in connection with the negotiation of the Transaction Documents and its efforts to consummate the transactions contemplated thereby;

          (f) by Buyer pursuant to Section 2.3(b) or, at Buyer's election, if the amount of Buyer Losses to which Buyer is exposed relating to Asserted Breach(es) exceeds $10,000,000 (as agreed or determined under such Section 2.3(b)), in which case Seller shall reimburse Buyer for its actual and reasonable out-of-pocket costs, fees and expenses incurred in connection with the negotiation of the Transaction Documents and its efforts to consummate the transactions contemplated thereby;

          (g) by Buyer in accordance with Section 7.1 or if Seller fails to satisfy Section 7.1, in which case Seller shall reimburse Buyer for its actual and reasonable out-of-pocket costs, fees and expenses incurred in connection with the negotiation of the Transaction Documents and its efforts to consummate the transactions contemplated thereby;

          (h) by Seller if Buyer fails to satisfy Section 8.1, in which case Buyer shall reimburse Seller for its actual and reasonable out-of-pocket costs, fees and expenses incurred in connection with the negotiation of the Transaction Documents and its efforts to consummate the transactions contemplated thereby;

          (i) by Buyer if Seller breaches Section 6.1(b);

          (j) by Seller if the FERC issues an order in response to the Section 205 Application that meets the requirements of the FERC Approvals but which is conditioned upon Buyer joining an RTO other than PJM pursuant to Section 6.12 and Buyer elects to comply with such condition, in which case Seller shall reimburse Buyer for its actual and reasonable out-of-pocket costs, fees and expenses incurred in connection with the negotiation of the Transaction Documents and its efforts to consummate the transactions contemplated thereby;

          (k) by Buyer if the FERC issues an order in response to the Section 205 Application that meets the requirements of the FERC Approvals but which is conditioned upon Buyer joining an RTO other than PJM pursuant to Section 6.12 and Buyer elects not to comply with such condition, in which case Buyer shall reimburse Seller for its actual and reasonable out-of-pocket costs, fees and expenses incurred in connection with the negotiation of the Transaction Documents and its efforts to consummate the transactions contemplated thereby;

          (l) by Buyer if it is unable to complete the financing of the transactions contemplated hereby in whole or in part due to adverse credit events from and after the date hereof (including the Bankruptcy of Seller) affecting Seller's ability to perform its obligations hereunder; or

          (m) by Seller pursuant to Section 1.7.

     2.3 Due Diligence Investigation.

          (a) Any breach of any of Seller's representations, warranties or covenants in this Agreement Known to Buyer during Buyer's due diligence review prior to the date hereof, unless such breach(es) were Known to Seller, shall be deemed to have been waived for all purposes, and neither Article 9 nor Section
7.1 shall be applicable thereto, subject to Buyer's right to terminate the transactions contemplated hereby under the terms of Section 7.1 as a result of a material breach of any of Seller's representations, warranties or covenants in this Agreement Known to Seller prior to the date hereof.

          (b) If it becomes Known to Buyer or Known to Seller that there is any breach of Seller's representations, warranties or covenants in this Agreement after the date hereof, Buyer or Seller, as the case may be, shall provide a written notice to the other Parties as promptly as possible after the discovery thereof, including a reasonably detailed description of any and all such breaches which would be covered by the indemnification set forth in Article 9 ("Asserted Breaches"), together with a statement that such Asserted Breach(es) were not Known to Buyer (unless Buyer asserts such breach was previously Known to Seller) prior to the date hereof. Buyer may also give written notice to Seller of, and the provisions of this Section 2.3(b) shall also apply to, Asserted Breaches Known to Buyer prior to the date hereof which were also Known to Seller prior to the date hereof and shall for the purposes of this Section 2.3(b) be deemed to be Known to Buyer subsequent to the date hereof. Upon the giving of such notice, Seller may, in its sole discretion, elect to (i) cure any or all such Asserted Breaches or (ii) agree to a full indemnification of Buyer with respect to any and all such Asserted Breaches (in the manner set forth in Article 9); provided, however, that if Seller elects to provide indemnification pursuant to clause (ii) of this Section 2.3(b), the Credit Support shall be increased (to the extent that Seller is obligated to provide Credit Support under Section 6.9) in an amount equal to the aggregate Buyer Losses to which Buyer is exposed and for which Buyer would otherwise be entitled to indemnification under Article 9 to the extent that such exposure would exceed the Minimum and the Materiality Limit (the "Loss Exposure"). Alternatively, Buyer and Seller may agree to cause the Purchase Price to be adjusted due to any or all such Asserted Breaches, based on the diminution in value of the Purchased Assets and/or the Business in an amount to be agreed upon by the Parties. If Seller and Buyer do not agree to cause the Purchase Price to be adjusted and Seller does not make an election with respect to any Asserted Breach identified by Buyer pursuant to this Section 2.3(b) pursuant to clause (i) or (ii) of this
Section 2.3(b), Buyer may terminate this Agreement on the earlier of (x) the forty-fifth (45th) day after the date of Buyer's or Seller's notice pursuant to this Section 2.3(b) and (y) the Final Termination Date. If Seller shall elect to cure any such Asserted Breach pursuant to clause (i) of this Section 2.3(b), it shall cure such Asserted Breach prior to the Final Termination Date. Any breach that becomes Known to Buyer subsequent to the date hereof otherwise than by receipt of a notice from Seller which is (A) not described in a written notice to Seller pursuant to this Section 2.3(b), unless such breach(es) were Known to Seller and not disclosed by Seller pursuant to this Section 2.3(b) or Section
7.1 or (B) resolved pursuant to the provisions of clause (i) or (ii) of this
Section 2.3(b) or by an agreed Purchase Price adjustment pursuant to this
Section 2.3(b) shall be deemed to have been waived for all purposes of Section
7.1. For purposes of this Section 2.3, the representations and warranties of Seller shall be read without giving effect to any "materiality" or "Material Adverse Effect" qualification. Any indemnification given by Seller under this
Section 2.3(b) shall be governed by the provisions of Article 9, including specifically, but without limitation, Section 9.4. If the Parties agree on an adjustment to the Purchase Price with respect to an Asserted Breach, neither the provisions of Section 7.1 or Article 9 shall be applicable to such Asserted Breach.

          (c) If the Parties cannot reasonably agree upon a Loss Exposure with respect to any or all Asserted Breaches within ten (10) business days after Seller has made the election pursuant to clause (ii) of Section 2.3(b), then either Party may refer the Loss Exposure arising from such Asserted Breaches for determination in the manner hereinafter provided to the Chicago office of KPMG LLP or such other firm as mutually agreed by the parties (the "Loss Arbitrator") by giving notice to the other Party and to such Loss Arbitrator of its election to do so. Within five (5) business days after the referral of such matter to the Loss Arbitrator, each Party will deliver to the other Party and the Loss Arbitrator a notice (the "Loss Notice") setting forth its proposal for the determination of the Loss Exposure, its reasons for such valuation, in adequate detail its view of the Loss Exposure arising from such Asserted Breaches and any additional support for its asserted Loss Exposure it wishes to provide to the Loss Arbitrator. Within five (5) business days after the giving of the two Loss Notices, the Parties shall attend a meeting (the "Loss Meeting") with the Loss Arbitrator in Chicago, Illinois, or at such other place as may be mutually agreed, at a mutually acceptable time to discuss fully the content of the Loss Notices and based thereon determine whether either or both Parties wish to modify their Loss Notices in any way. Any such modifications shall be discussed so that, when each Party finalizes its Loss Notice, it shall do so with full knowledge of the content of the other Party's final Loss Notice. The finalization of such Loss Notices and the delivery of the same by each Party to the other shall occur at the Loss Meeting. The Loss Arbitrator shall be required to adopt the Loss Exposure set forth in either final Loss Notice and shall have no power whatsoever to reach any other result. The Loss Arbitrator shall adopt the Loss Exposure proposed by a Party that in his or her judgment is the more fair and equitable and in conformity with this Agreement based upon the nature of the applicable Asserted Breaches, such other reasonable standards customary in the industry as are applicable to this situation, and, in the case of matters relating to the condition of the applicable Purchased Assets, the applicable cost which would be incurred in repairing, replacing or otherwise remedying each of such Asserted Breaches in accordance with Good Utility Practice. The decision made in writing and signed by the Loss Arbitrator shall definitively determine the Loss Exposure, and, accordingly, with respect to matters under clause (ii) of Section 2.3(b), the Credit Support (or such credit support to be otherwise provided as set forth in such clause (ii)) in an amount equal to the Loss Exposure so determined. Such written decision shall be made, signed and delivered to the Parties within five (5) business days of the Loss Meeting unless otherwise agreed by the Parties. The determination of Loss Exposure which may be agreed to or made pursuant to this Section 2.3(c) in respect of the amount of Credit Support shall not affect the actual liability of Seller with respect to the Asserted Breaches or be admissible in any forum as evidence of the amount of an actual Buyer Loss, it being agreed that such matters shall be governed by
Article 9. The expenses of the Loss Arbitrator shall be borne one-half by Seller and one-half by Buyer, except that each Party shall bear the compensation and expense of its counsel and employees.

     2.4 Effect of Termination. Except as provided in this Section 2.4 and
Section 2.2(e), Section 2.2(f), Section 2.2(g), Section 2.2(h), Section 2.2(j),
Section 2.2(k) and Section 6.9, in the event this Agreement is terminated pursuant to Section 2.2, all further obligations of the Parties under this Agreement shall terminate without further liability of any Party to another (except to the extent as provided in such Sections). A termination under Section 2.2(c), Section 2.2(d) or Section 2.2(i) shall not relieve any Party of any liability for a breach of, or for any material misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including without limitation specific performance if available) for any such breach or misrepresentation.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

     3.1 Organization. Seller is a corporation validly existing and in good standing under the laws of the State of Illinois.

     3.2 Corporate Authority. Seller has full corporate power and authority to enter into each of the Transaction Documents to which it is or will be a party at Closing and to consummate the transactions contemplated thereby. The execution, delivery and performance by Seller of each of the Transaction Documents to which it is party or will be a party at Closing have been duly authorized by all requisite corporate action. Each of the Transaction Documents to which it is or will be a party as of the Closing Date has been duly executed and delivered by Seller, and (assuming due execution and delivery by Buyer) constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except that the availability of equitable remedies, including without limitation specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

           3.3 No Violation. Assuming the Approvals are obtained and except as disclosed in Schedule 3.3, Seller is not subject to or bound by any provision of

                  (a) any law, statute, rule, regulation or judicial or administrative decision,

                  (b) any articles or certificate of incorporation or bylaws or similar organizational documents,

                  (c) any contract, commitment, mortgage, deed of trust, lease, note, partnership agreement, member agreement, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction or

                  (d) any permit, judgment, order, writ, rule, regulation, injunction or decree of any court, governmental body, administrative agency or arbitrator or any private or governmental suit, action, claim or proceeding pending or, to the Knowledge of Seller, threatened against Seller that would prevent the execution and delivery by Seller of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents at the Closing.

           3.4 Litigation. Except as disclosed in Schedule 3.4, there is (a) no outstanding consent, order, judgment, stipulation, injunction, award or decree of any court, government or regulatory body or arbitration tribunal against or involving Seller relating to any of the Purchased Assets which could reasonably be expected to have a Material Adverse Effect, (b) no action, claim, suit, dispute or governmental, administrative, arbitration or regulatory proceeding, labor dispute or investigation pending or, to Seller's Knowledge, threatened against Seller at law, in equity or otherwise, relating to any of the Purchased Assets which could reasonably be expected to have a Material Adverse Effect and
(c) no inquiry or investigation pending or, to Seller's Knowledge, threatened against Seller at law, in equity or otherwise, relating to any of the Purchased Assets which could reasonably be expected to have a Material Adverse Effect.

           3.5 Personal Property.

                  (a) Except as disclosed in Schedule 3.5, Seller is the owner or lessee of the Purchased Assets that do not constitute Real Property, free and clear of all Encumbrances (arising by, through or under Seller, other than arising in connection with a transaction between Seller and any Affiliate of Seller) other than Permitted Encumbrances as of the Closing Date. Other than Buyer, no Person has any right derived by, through or under Seller to acquire any of the Purchased Assets that do not constitute Real Property.

                  (b) To Seller's Knowledge, the Purchased Assets (other than Real Property) are in good operating condition and repair, normal wear and tear excepted.

                  (c) To Seller's Knowledge, during the past three (3) years there has been neither a significant interruption of the operation of Seller's transmission business due to inadequate maintenance of the Purchased Assets (other than Real Property) nor has any maintenance of the Purchased Assets (other than Real Property) been deferred, except in accordance with Good Utility Practice.

                  (d) Seller has provided to Buyer access to and directed Buyer to the location of copies of all of its maintenance and outage records maintained in the Ordinary Course of Business with respect to the Purchased Assets for the three (3) year period ending on March 31, 2002.

           3.6 Real Property.

                  (a) Schedule 3.6 sets forth a description of each parcel of real property or interest in real estate owned (or a plat depicting the location of easement interests), held under lease (or sublease) or otherwise used by Seller (including pursuant to an easement or license) and included in the Purchased Assets (the "Real Property").

                  (b) Except as disclosed in Schedule 3.6, Seller:

                        (i) owns and has good and defensible title in fee simple to the Real Property designated as "owned property" in Schedule 3.6 free and clear of all Encumbrances, limited in each case to matters arising by, through or under Seller (other than arising in connection with a transaction between Seller and any Affiliate of Seller) other than Permitted Encumbrances;

                       (ii) with respect to the Real Property that is designated as "leased property" or "non-owned property" in Schedule 3.6, is the holder of the real estate right and interests reflected in such leases, easements and licenses, free and clear of all Encumbrances other than Permitted Encumbrances; and

                      (iii) has reasonable rights of ingress and egress to and from all the Real Property from and to the public street systems for all customary street, road and utility purposes.

                  (c) Seller has not received any notice of any appropriation, condemnation or like proceeding relating to or affecting the Real Property or any part thereof, and, to Seller's Knowledge, no such proceeding has been threatened or commenced. No condemnation judgment or deed granted thereunder prohibits transfer to Buyer where called for by this Agreement of the interest in real estate acquired thereunder by Seller (or its predecessor).

                  (d) There are no outstanding rights of first refusal or options to purchase all or any part of the Real Property or any other right of participation in any of the Real Property designated as "owned property" in
Schedule 3.6 arising by, through or under Seller, and, to Seller's Knowledge, there are no outstanding rights of first refusal or options to purchase all or any part of the Real Property or any right of participation in any of the Real Property designated as "leased property" or "non-owned property" in Schedule 3.6 arising by, through or under Seller.

                  (e) Each agreement granting Seller an interest in the "non-owned property" in Schedule 3.6 is valid and binding in all material respects and is in full force and effect. Except as set forth in Schedule 3.6(e) (or as set forth in the applicable lease), there are no rents, licenses, fees or other sums and charges payable by Seller under any of the agreements relating to "non-owned property" or "leased property". Except as set forth in Schedule 3.6(e), there are no uncured defaults by Seller under any of the agreements relating to "non-owned property" and, to Seller's Knowledge, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition.

                  (f) All transmission lines included in the Purchased Assets were constructed, and have been operated and maintained, in accordance with Good Utility Practice. Seller has provided to Buyer a copy of each Certificate of Public Convenience and Necessity issued by the ICC and Known to Seller with regard to such transmission lines, and such certificates remain in force and effect or have been superseded by a blanket Certificate of Public Convenience and Necessity which remains in full force and effect. All Purchased Assets with such certificates were constructed and have been operated and maintained in accordance with the applicable Certificate of Public Convenience and Necessity. As of the date of this Agreement, the ICC has not directed (whether by Certificate, order under Section 8-503 of the Illinois Public Utilities Act, or otherwise) the construction or operation by Seller of any additional or modified facilities (other than radial distribution facilities) any portion of which would operate at a nominal voltage of 100,000 volts or above. Except as set forth on Schedule 3.6(f), Seller has not agreed to construct or operate any additional or modified facilities (other than radial distribution facilities) any portion of which would operate at a nominal voltage of 100,000 volts or above.

                  (g) Schedule 3.6(g) lists the only municipalities in which Seller's transmission assets are located in the municipal public rights of way.

                  (h) Except as set forth on Schedule 3.6(h), the transmission lines pursuant to which Seller is transmitting electricity are located on, above or below the Real Property described in Schedule 3.6.

           3.7 Financial Information.

                  (a) Seller has heretofore furnished Buyer with a preliminary transmission assets valuation, together with any and all additions and reductions as of the month ended May 31, 2002 with respect to transmission plant and March 31, 2001 with respect to general intangibles. Such information reflects Seller's good faith determination as to all facilities and assets owned and identified as "transmission", and such information was derived from the financial data of Seller customarily utilized in the preparation of its audited, or to be audited, financial statements or its FERC filings.

                  (b) Seller has heretofore furnished Buyer with true, correct and complete copies of (i) an accurate summary of the Transmission Capital Expenditures incurred with respect to the Purchased Assets for each of the 1999, 2000 and 2001 calendar years and for the first six (6) months of 2002 and (ii) its most recent planning budget prepared in the Ordinary Course of Business dated November 16, 2001, of its budgeted Transmission Capital Expenditures with respect to the Purchased Assets for the 2002 calendar year. The Transmission Capital Expenditures summary was derived from the financial data of Seller customarily utilized in the preparation of its audited, or to be audited, financial statements or its FERC filings. Buyer acknowledges that (x) the Transmission Capital Expenditures summary has not been audited or reviewed by the independent accountants of Seller and (y) Seller prepared the Transmission Capital Expenditures summary at the request of Buyer and not in the Ordinary Course of Business.

                  (c) Seller has furnished Buyer with copies of its unaudited, pro-forma statement of income and expense and statement of cash flows relating to the Business for the twelve (12) month period ended December 31, 2001 and the six (6) month period ended June 30, 2002 (the "Pro-Forma Operating Statements"). The Pro-Forma Operating Statements were derived from the financial data of Seller customarily utilized in the preparation of its audited, or to be audited, financial statements. Buyer acknowledges that (i) the Pro-Forma Operating Statements have not been audited or reviewed by the independent accountants of Seller and (ii) Seller prepared the Pro-Forma Operating Statements at the request of Buyer and not in the Ordinary Course of Business.

                  (d) Attached hereto as Exhibit C is a true and correct summary of Seller's transmission related revenue and each of its components for each of the 1999, 2000 and 2001 calendar years and for the first six (6) months of 2002. Buyer acknowledges that (i) the summary of Seller's transmission related revenue has not been reviewed by the independent accountants of Seller and (ii) Seller prepared such summary at the request of Buyer and not in the Ordinary Course of Business.

           3.8 Books and Records. Seller has made or shall make available for inspection by Buyer all the books of account and other business records relating to the Purchased Assets and the Business in its possession or under its control. Such books of account and other business records have been sufficient to allow Seller to conduct the Business in a commercially prudent manner.

           3.9  Employee Matters.

                  (a) Seller has heretofore furnished Buyer with a list of Seller's employees to whom Buyer will offer employment, effective as of the Closing Date (the "Potential Transferred Employees"); provided, that Seller may update its list of Potential Transferred Employees for any and all changes between the date hereof and the Closing Date with Buyer's consent. Seller has provided to Buyer access to and directed Buyer to the location of true, correct and complete copies of each current Benefit Plan, and information concerning title, current base salary rate, accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each Potential Transferred Employee.

                  (b) Except as set forth on Schedule 3.9, Seller (i) is not a party to any collective bargaining, employment or consulting agreement covering any Potential Transferred

Employee and (ii) has not announced or otherwise made a commitment to create any bonus, option, deferred compensation, pension, profit-sharing or retirement plan or arrangement, severance arrangement or other fringe benefit plan covering any Potential Transferred Employee for which Buyer could be liable.

                  (c) Neither Seller nor any other member of the same controlled group of organizations, within the meaning of Section 414(b), Section 414(c),
Section 414(m) or Section 414(o) of the Code, of which Seller is a member has taken any action or failed to take any action, nor has any event occurred, which could result in Buyer becoming subject to liability under Title IV of ERISA or under Section 412 of the Code or Part 3 of Title I of ERISA.

           3.10 Inventory. The inventory items included in the Purchased Assets are useable in the Ordinary Course of Business. The inventory items contained in the list of inventory supplied to Buyer and set forth in Schedule
3.10 were derived from the financial data of Seller customarily utilized in the preparation of its audited, or to be audited, financial statements.

           3.11 No Material Change. Except as set forth on Schedule 3.11, to Seller's Knowledge, there has not been any Material Adverse Change, individually or in the aggregate, since June 30, 2002.

           3.12 Absence of Change or Event. Except as disclosed in Schedule 3.12, since June 30, 2002 to and including the date hereof, Seller has operated the Business only in the Ordinary Course of Business in all material respects in the same manner as previously conducted.

           3.13   Compliance With Law; Environmental Matters.

                  (a) Except as disclosed in Schedule 3.13(a), to Seller's Knowledge, Seller's operations and activities with respect to the Purchased Assets and the Business are in compliance in all material respects with all applicable federal, state and local laws, including without limitation (i) all laws, ordinances and regulations of any governmental entity applicable to the Purchased Assets or the Business and all Environmental Laws now in effect, including without limitation all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, and (ii) the National Electrical Safety Code as adopted in the State of Illinois in 83 Illinois Administrative Code Part 305. During the three (3) year period ending on the date hereof, to Seller's Knowledge, Seller has not received with respect to the Purchased Assets, and to Seller's Knowledge there is not otherwise pending, any notice or written communication from any entity (governmental or private) of any violations of any Environmental Law or any obligation of Seller to undertake any remedial or other action which is required pursuant to any Environmental Law.

                  (b) Except as disclosed in Schedule 3.13(b), to Seller's Knowledge, the Real Property does not contain any underground storage tanks, asbestos or equipment using polychlorinated biphenyls.

                  (c) Except as disclosed in Schedule 3.13(c), to Seller's
Knowledge: (i) Seller has obtained all Licenses, Permits and Franchises that are required under all applicable federal, state and local laws, including the Environmental Laws, for the ownership, use and operation of the Purchased Assets or the Business; (ii) all such required Licenses, Permits and Franchises are in full force and effect in all respects and non-appealable, and no appeal or any other action is pending to revoke any thereof; and (iii) Seller is in full compliance in all material respects with all terms and conditions of all such required Licenses, Permits and Franchises and is not in violation of or default of any thereof or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it and relating to the operation of the Purchased Assets or the Business or any statute, law, ordinance, rule or regulation applicable to the operation of the Purchased Assets or the Business, which are in effect as of the date hereof or on the Closing Date and which would reasonably be expected to have a Material Adverse Effect with respect to Buyer's ownership and use of the Purchased Assets.

                  (d) Except as disclosed in Schedule 3.13(d), there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to Seller's Knowledge, threatened relating to Seller with respect to the Purchased Assets which would reasonably be expected to have a Material Adverse Effect and which arises under or relates in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment or injunction entered, promulgated or approved thereunder.

                  (e) Except as disclosed in Schedule 3.13(e), to Seller's Knowledge, neither Seller nor any other Person has Released, spilled, disposed of, placed, discharged, stored, buried or dumped any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes on, beneath or adjacent to the Purchased Assets, except for temporary storage of inventories of such substances to be used and wastes generated therefrom in the Ordinary Course of Business of Seller and which, with respect to such wastes, were subsequently stored or disposed of at locations other than the Purchased Assets.

                  (f) Except as disclosed in Schedule 3.13(f), to Seller's Knowledge, no Release or Cleanup occurred with respect to any Purchased Asset which could reasonably be expected to result in the assertion or creation of an Encumbrance (other than a Permitted Encumbrance) or that would have a Material Adverse Effect on the Purchased Assets.

           3.14   Contracts and Commitments; Licenses and Permits.

                  (a) Schedule 3.14 sets forth each material contract or agreement to which Seller is a party relating to the Purchased Assets and the Business (other than any contract or agreement required to be disclosed on any other Schedule), including without limitation any contract or agreement which:

                      (i) involves future payment or receipt after the Closing of in excess of $100,000 or future performance or receipt of services or delivery or receipt of goods and materials, in each case with an aggregate value in excess of $100,000, including without limitation sale and purchase agreements, distributorship and sales representative agreements and loan agreements, notes and other financing documents or commitments to enter into any of the foregoing agreements;

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                       (ii) is a mortgage, security agreement or other
arrangement intended to secure indebtedness of any Person (including Seller or any affiliate of Seller) and creating an Encumbrance (other than a Permitted Encumbrance) on any Purchased Asset;

                      (iii) imposes a right of first refusal, option or other restriction with respect to any Purchased Asset by which Buyer will be bound or to which the Purchased Assets will be subject after the Closing;

                       (iv) is an agreement, contract or commitment limiting the freedom of Seller with respect to the Purchased Assets to engage in any line of business or to compete with any Person by which Buyer will be bound or to which the Purchased Assets will be subject after the Closing; or

                       (v) is an agreement or contract pursuant to which any Person has the right to attach any fixture or other item to any of the Purchased Assets.

                  (b) Except as disclosed on Schedule 3.14 (as the same may be amended prior to the Closing):

                        (i) each of the agreements set forth in Schedule 3.14 and the agreements or contracts of Seller with respect to the Purchased Assets disclosed in any other Schedule (the "Contracts") is in full force and effect and enforceable against Seller (except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity) and, to Seller's Knowledge, the other party or parties thereto. Seller has heretofore provided to Buyer access to and directed Buyer to the location of complete and correct copies of the Contracts. There is not under any Contract (A) any existing default by Seller or, to Seller's Knowledge, by any other party thereto or (B) any event which, after notice or lapse of time or both, would constitute a default by Seller or, to Seller's Knowledge, by any other party thereto, or result in a right to accelerate or terminate or result in a loss of rights of Seller;

                       (ii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration of, or the creation in any party of any right to accelerate, terminate, modify or cancel, any Contract;

                      (iii) no consent, approval or authorization of or declaration or filing with any individual, corporation, partnership, limited liability company, trust or unincorporated organization or any government or any agency or political subdivision thereof (a "Person") is required for the valid execution, delivery and performance by Seller of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby;

                       (iv) since June 30, 2002 to and including the date hereof, Seller has not with respect to the Purchased Assets amended or terminated in any material respect or waived any material right under any of the Contracts;

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

                       (v) Seller is not party to or bound by any contract and the Purchased Assets are not subject to any contract that commits the Purchased Assets to be included within any independent transmission company other than Buyer; and

                       (vi) no Person is renegotiating or, to Seller's Knowledge, has asserted the right to renegotiate or has the right to renegotiate any amount paid or payable to or by Seller under any Contract or any other term or provision of any Contract.

                   (c) Seller has provided to Buyer access to and directed Buyer to the location of true, correct and complete schedules and summaries setting forth the following with respect to any independent power project that is interconnected to the Purchased Assets or proposes to become interconnected to the Purchased Assets: (i) a reference to the applicable interconnection agreement, if any, (ii) a reference to the interconnection study request or transmission study request, if any, and any deposits posted in connection with any such study, (iii) a description of the status of any ongoing interconnection study or transmission study, (iv) the amount of any transmission service deposit with respect to any such independent power project, (v) a listing of any other contracts with respect to the foregoing and (vi) any and all relevant correspondence relating to the foregoing.

                   (d) Schedule 3.14(d) sets forth (except to the extent set forth on other Schedules) all Licenses, Permits and Franchises of Seller with respect to the Purchased Assets. Seller has directed Buyer to the location where Seller maintains copies of all such Licenses, Permits and Franchises and has provided Buyer with access to that location.

             3.15 Brokers and Finders. Neither Seller nor any of its Affiliates, officers, directors or employees has employed any broker, investment banker, finder, financial advisor or other Person or incurred any liability for any brokerage fees, commissions, financial advisor's or finders fees in connection with the transactions contemplated by any of the Transaction Documents based on arrangements made by or on behalf of Seller, and Buyer shall not have any liability for any such fees or commissions.

             3.16 Assets Used in Performing the Business. Except as set forth on Schedule 3.16, the Purchased Assets as to which title is effectively conveyed at the Closing constitute all of the tangible and intangible assets used by Seller in the Business and all assets necessary to conduct the Business in accordance with Good Utility Practice and, as such services are currently being conducted, are sufficient to operate the Business in the manner in which it is currently being conducted and in the manner in which it was conducted during the period covered by the Pro-Forma Operating Statements.

             3.17 Jointly Used Assets; Dual Purpose Contracts. The Jointly Used Assets and other assets of Seller to be employed pursuant to the Operational Documents are used in performing the Business and in other businesses conducted by Seller. The Operational Documents also set forth the allocation agreed to by the Parties for such assets to be employed by the Parties in connection with the ownership and operation of their respective businesses from and after the Closing. Seller and Buyer have agreed in the Operational Documents on the manner in which those Jointly Used Assets shall be utilized in the Business from and after the Closing. In addition, certain assets of Seller are subject to joint use agreements with third parties. Such agreements, to the extent assumed by Buyer under the Transaction Documents, shall not impair the ability of Buyer to operate the Purchased Assets substantially in the same manner as previously operated by Seller.

             3.18 Public Utility. Seller is a public utility company as defined in Section 2(a)(5) of the PUHCA and is exempt from registration under the PUHCA and all regulations thereunder (other than pursuant to Section 9(a)(2) thereof) pursuant to Section 3(a)(1) thereof and Rule 2 thereunder. Seller is a "subsidiary company", as defined in Section 2(a)(8) of the PUHCA, of a "holding company", as defined in Section 2(a)(7) of the PUHCA, which holding company is exempt from registration under the PUHCA pursuant to Section 3(a)(1) thereof and Rule 2 thereunder.

             3.19 Purchase and Sale Agreement for Ancillary Services-Related Resources. Seller has provided to Buyer access to and directed Buyer to the location of documents relating to any proposed modifications or alterations to Ancillary Services (as defined in the Purchase and Sale Agreement for Ancillary Services-Related Resources attached as Exhibit G) which the Transmission Provider (as defined in the Purchase and Sale Agreement for Ancillary Services-Related Resources attached as Exhibit G) offers.

             3.20 Tax Matters. No Tax liens or other encumbrances have attached or shall attach to any of the Purchased Assets or the Business because of a deficiency or delinquency in payment of Taxes by Seller or because of a failure to qualify in any jurisdiction other than liens for Taxes not yet due and payable or Taxes that are being contested in good faith through appropriate proceedings, for which adequate provision has been made in accordance with GAAP.

             3.21 Disclaimer of All Other Representations and Warranties. Except as expressly set forth in this Article 3, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Purchased Assets, the Business or any matter contemplated by the Transaction Documents, including with respect to merchantability or fitness for any particular purpose, and all other representations or warranties are hereby expressly disclaimed.

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

             4.1 Organization. Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

             4.2 Limited Liability Company Authority. Buyer has full limited liability company power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by Buyer of each of the Transaction Documents to which it is a party have been duly authorized by all requisite limited liability company action. Each of the Transaction Documents to which it is a party will be, as of the Closing Date, duly executed and delivered by Buyer, and (assuming due execution and delivery by Seller) constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles and except that the availability of equitable remedies, including without limitation specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

           4.3 No Violation. Assuming the Approvals are obtained and except as disclosed in Schedule 4.3, Buyer is not subject to or bound by any provision of

               (a) any law, statute, rule, regulation or judicial or administrative decision,

               (b) any articles or certificate of incorporation or bylaws or similar organizational documents,

               (c) any contract, commitment, mortgage, deed of trust, lease, note, partnership agreement, member agreement, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction or

               (d) any permit, judgment, order, writ, rule, regulation, injunction or decree of any court, governmental body, administrative agency or arbitrator or any private or governmental suit, action, claim or proceeding pending or, to the Knowledge of Buyer, threatened against Buyer that would prevent the execution and delivery by Buyer of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents at the Closing. Except as disclosed in Schedule 4.3, no consent, approval or authorization of or declaration or filing with any Person is required for the valid execution, delivery and performance by Buyer of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby.

           4.4 Brokers and Finders. Neither Buyer nor any of its officers, directors, employees or members has employed any broker, investment banker, finder, financial advisor or other Person or incurred any liability for any brokerage fees, commissions, financial advisors or finders fees in connection with the transactions contemplated by the Transaction Documents based on arrangements made by or on behalf of Buyer, and Seller shall not have any liability for any such fees or commissions.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to Seller as of the date hereof and as of the Closing Date that:

           5.1 Organization. Parent is a corporation validly existing and in good standing under the laws of the State of Michigan.

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

           5.2 Corporate Authority. Parent has full corporate power and authority to enter into this Agreement to which it is a party solely for purposes of this Article 5, Section 8.2 and Article 11 and to consummate the transactions contemplated thereby. The execution, delivery and performance by Parent of this Agreement to which it is a party solely for purposes of this
Article 5, Section 8.2 and Article 11 have been duly authorized by all requisite corporate action. This Agreement to which Parent is a party solely for purposes of this Article 5, Section 8.2 and Article 11 will be, as of the Closing Date, duly executed and delivered by Parent, and (assuming due execution and delivery by Seller and Buyer) constitutes a valid and binding obligation of Parent solely for purposes of this Article 5, Section 8.2 and Article 11 enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles and except that the availability of equitable remedies, including without limitation specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

           5.3 No Violation. Assuming the Approvals are obtained and except as disclosed in Schedule 5.3, Parent is not subject to or bound by any provision of

               (a) any law, statute, rule, regulation or judicial or administrative decision,

               (b) any articles or certificate of incorporation or bylaws or similar organizational documents,

               (c) any contract, commitment, mortgage, deed of trust, lease, note, partnership agreement, member agreement, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction or

               (d) any permit, judgment, order, writ, rule, regulation, injunction or decree of any court, governmental body, administrative agency or arbitrator or any private or governmental suit, action, claim or proceeding pending or, to the knowledge of Parent, threatened against Parent that would prevent the execution and delivery by Parent of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents at the Closing. Except as disclosed in Schedule 5.3, no consent, approval or authorization of or declaration or filing with any Person is required for the valid execution, delivery and performance by Parent of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby.

           5.4 Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker, investment banker, finder, financial advisor or other Person or incurred any liability for any brokerage fees, commissions, financial advisors or finders fees in connection with the transactions contemplated by the Transaction Documents based on arrangements made by or on behalf of Parent, and Seller shall not have any liability for any such fees or commissions.

                                    ARTICLE 6

                        CERTAIN COVENANTS AND AGREEMENTS

            6.1 Conduct of Business Prior to the Closing Date. Except as set forth on Schedule 6.1, Seller agrees that, between the date hereof and the Closing Date:

                  (a) Except as contemplated by this Agreement or permitted by prior written consent of Buyer, Seller shall operate the Business only in the Ordinary Course of Business consistent with Good Utility Practice and not fail to make any Transmission Capital Expenditures required in accordance with Good Utility Practice in the Ordinary Course of Business.

                  (b) Seller shall not become a party to any contract or otherwise permit the Purchased Assets to become subject to any commitment to be included within any independent transmission company other than Buyer.

                  (c) Seller shall discuss with Buyer any material filing (or amendment thereto) to be made by Seller with any federal or state regulatory agency relating to the Purchased Assets or the Business.

                  (d) Seller shall not, without the consent of Buyer unless required by the ICC, the FERC, or other regulatory body or any regional transmission organization or independent system operator (in the latter case subject to Section 3.11):

                      (i) place any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets;

                      (ii) sell, transfer, license, lease to others or otherwise dispose of any of the Purchased Assets (except for inventory sales or returns to vendors in the Ordinary Course of Business and items which are replaced by items of substantially similar usefulness) or cancel, waive, release or otherwise compromise any material claim or any material right of value relating to the Purchased Assets;

                      (iii) institute any litigation, action or proceeding before any court, governmental body or arbitration tribunal for which Buyer could be liable or which could otherwise materially and adversely affect the Business;

                      (iv) amend or terminate in any material respect or waive any material right under any of the Contracts;

                      (v) acquire or agree to acquire any assets that are material, individually or in the aggregate, to be included in the Purchased Assets, except purchases of equipment or spare parts in the Ordinary Course of Business;

                      (vi) settle any contingent liabilities with respect to the Purchased Assets for which Buyer could be liable; or

                 (vii) enter into any contract, agreement or understanding with PJM or any other RTO, without Buyer's consent, which shall not be unreasonably withheld.

           6.2 Employee Matters.

               (a) Buyer will offer employment to the Potential Transferred Employees, commencing as of the Closing Date on terms and conditions (including compensation and benefits) comparable to those Buyer would offer other similarly situated prospective employees. All such individuals who accept offers of employment with Buyer as of the Closing shall be referred to herein as "Transferred Employees". Transferred Employees shall receive a base salary not less than what they received immediately prior to the Closing Date, and shall be credited for their years of service with Seller for purposes of qualifying for benefits under Buyer's benefit plans. Seller shall assist Buyer in effecting such Transferred Employees' change of employment as of the Closing Date. From the date hereof through the Closing Date, Seller shall revise or update any and all information previously provided to Buyer with respect to the Potential Transferred Employees pursuant to Section 3.9. Buyer shall have no obligation or liability, for severance benefits or otherwise, with respect to Potential Transferred Employees to whom Buyer does not extend an offer of employment or who reject Buyer's offer of employment, and Seller shall be solely responsible for all obligations and liabilities with respect to such Potential Transferred Employees. Buyer shall be responsible for any and all severance liabilities with respect to any Transferred Employee whose employment with Buyer and its affiliates is terminated after the Closing Date. If a Potential Transferred Employee declines Buyer's offer of employment commencing as of the Closing Date, Buyer agrees that either (i) it shall not hire such individual at any time during the first six (6) months after the Closing Date or (ii) if Buyer does hire such individual during the first six (6) months after the Closing Date, Buyer shall reimburse Seller, or shall cause such individual to reimburse Seller, for any and all cash severance pay received by such individual from Seller. Nothing in this Section 6.2 shall affect the nature of the employment relationship between Buyer and the Transferred Employees as the same shall exist under applicable law or affect the ability of Buyer under applicable law to change any salary, compensation or benefit of any Transferred Employee after the Closing.

               (b) Notwithstanding the foregoing, at least ten (10) business days prior to the Closing Date, Seller shall be permitted to identify to Buyer in writing no more than two (2) Potential Transferred Employees who provide transmission billing services whose employment will continue with Seller for no more than six (6) months after the Closing Date, and to whom Buyer shall offer employment upon their termination of employment with Seller. Any such individual hired by Buyer shall be considered a "Transferred Employee" for purposes of this
Section 6.2 commencing upon his or her date of hire by Buyer.

               (c) Buyer shall not assume any assets or liabilities or any other obligation with respect to any Benefit Plan, vacation, bonus or other arrangement with respect to any current, former or retired employee of Seller, including any Transferred Employee, and Seller retains all liabilities with respect to all such benefits. Buyer shall be responsible for any and all liabilities that Buyer or Seller incur under the Worker Adjustment & Retraining Notification Act of 1988 (the "WARN Act") with respect to the Transferred Employees and which are related to actions taken by Buyer following the Closing Date. Seller shall be responsible for any and all liabilities that Buyer or Seller incur under the WARN Act with respect to Transferred Employees

(and any other current employees of Seller) and which are related to actions taken on or prior to the Closing Date (or after the Closing Date, with respect to Potential Transferred Employees described in Section 6.2(b)).

     6.3 Sales, Use and Transfer Taxes. Buyer and Seller shall cooperate in preparing and filing all sales, use or other transfer tax returns, including any exemption certificates relating to the transactions contemplated by the Transaction Documents, and shall use their Best Efforts to minimize any such sales, use or other transfer taxes. Any such sales, use or other transfer taxes and any other transfer or documentary taxes or any filing or recording fees applicable to the transactions contemplated by the Transaction Documents shall be borne and paid by the Buyer.

     6.4 Access to Information. Seller agrees that Buyer and its lenders may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of the Purchased Assets or the Business or the transactions contemplated by the Transaction Documents as shall permit Buyer and its lenders to evaluate its interest in the transactions contemplated by the Transaction Documents. Seller shall authorize and permit Buyer, its lenders and their respective representatives, including Buyer's independent accountants and counsel and Buyer's lenders and their counsel and advisors, from the date hereof to the Closing Date (or the Final Termination Date, if earlier), to have reasonable access during normal business hours, upon reasonable notice and in such manner as shall not unreasonably interfere with the conduct of the Business, to all of Seller's properties, books, records, operating instructions and procedures, Tax returns relating to the Purchased Assets and all other information with respect to the Business as Buyer or its lenders may from time to time reasonably request, and to make copies of such books, records and other documents and to discuss the Business with such third persons, including without limitation Seller's directors, officers, employees, accountants, suppliers, customers and creditors, as Buyer or its lenders considers reasonably necessary or appropriate for the purposes of familiarizing itself with the Purchased Assets, obtaining any necessary approvals of or permits for the transactions contemplated by this Agreement and conducting an evaluation of the Purchased Assets or the Business. All investigations, inspections and other rights of access exercised pursuant to this Section 6.4 shall be at Buyer's sole cost and expense.

     6.5 Confidentiality. Buyer and Seller acknowledge and agree that the terms and conditions of that certain Confidentiality Agreement dated as of July 17, 2001 by and between Seller and Parent shall apply to each of the Transaction Documents and to the transactions contemplated thereby.

     6.6 No Solicitation. Seller shall not, and shall direct each of its Affiliates, officers, employees, representatives or agents not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to, any Person or concerning any sales of substantial assets or similar transactions involving the Purchased Assets or enter into any agreement with respect thereto.

     6.7 Publicity. Any public announcements regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby shall be made only with the mutual consent of Seller and Buyer, which will not be unreasonably withheld or delayed, except as may be required by applicable law or stock exchange regulations, in which case the

Party required to issue the public announcement shall allow the other Party reasonable time to comment on such release or statement in advance of its issuance.

     6.8 Financing Commitments. Buyer has provided to Seller written confirmation of the Financing Commitments sufficient to fund the Purchase Price. Seller hereby agrees that the terms and conditions of such Financing Commitments are acceptable to Seller.

     6.9 Change in Credit Status. If, at any time after the date of this Agreement, (i) Seller's credit rating is below "BB+" by S&P and "Ba1" by Moody's or (ii) Seller's gross tangible assets fall below $200,000,000, then, at Buyer's request, Seller shall provide a letter of credit in the amount of $10,000,000 from an Acceptable Bank that supports the performance of any and all of Seller's obligations under this Agreement in form and substance reasonably satisfactory to Buyer or another form of credit support reasonably acceptable to Buyer (the "Credit Support"). If such request is made prior to the Closing Date and Seller fails to confirm that it will provide such Credit Support on or prior to the Closing Date, or if Seller in fact fails to provide the Credit Support on or prior to the date at which the Closing Date would otherwise occur, Buyer may terminate this Agreement. Seller's obligation to provide the Credit Support shall terminate on the earlier of (A) three (3) years from the Closing Date or
(B) at such time that Seller's credit rating is "BB+" or higher by S&P and "Ba1" or higher by Moody's (provided Seller's gross tangible assets are $200,000,000 or greater), but, notwithstanding any such termination, the Credit Support related to pending indemnification claims ("Pending Indemnification Claims") shall remain in force and effect in an amount necessary to secure such claims and, in the case of a termination under clause (ii), such termination shall apply only as to the Credit Support previously provided by Seller, Seller remaining obligated to provide Credit Support if the events described in clause
(i) or (ii) in the first sentence of this Section 6.9 reoccur within three (3) years from the Closing Date. Such amount shall be the aggregate Buyer Losses to which Buyer is exposed as a result of such Pending Indemnification Claims. If Seller and Buyer are unable to agree on the amount of such Buyer Losses, either Party may refer the matter to an arbitrator in accordance with the procedures set forth in Section 2.3(c). Seller acknowledges that if such Credit Support (x) expires prior to the third anniversary of the Closing Date, then Buyer may draw on such Credit Support in full, or (y) expires after the third anniversary of the Closing Date while Buyer has Pending Indemnification Claims, then Buyer may draw on such Credit Support in an amount equal to the estimated Buyer Losses relating to the Pending Indemnification Claims, in the case of either clause (x) or (y) if Seller has failed to extend such Credit Support before the fifth business day prior to the expiration thereof. Any funds so received as a result of such draw shall be promptly placed in escrow as security for potential Buyer Losses, and shall be released from escrow upon (a) the third anniversary of the Closing Date, except to the extent of the amount necessary to secure Pending Indemnification Claims, and, from time to time after the third anniversary of the Closing Date, to the extent the Pending Indemnification Claims are resolved or (b) the posting of Credit Support in the amount then remaining in escrow. It is provided, however, that if for any reason the Closing contemplated hereby shall not occur, any letter of credit (or other Credit Support) may be terminated as of the termination of this Agreement and any funds held as cash collateral shall be returned to Seller.

     6.10 Bulk Sales Requirements. The Parties acknowledge that neither Seller nor Buyer shall comply with any bulk sales laws or notice requirements, and Seller shall indemnify and hold Buyer harmless from any and all losses, liabilities, claims and expenses which shall arise against or be incurred by Buyer for the failure to comply with such requirements.

     6.11 Ancillary Agreements. Each of the Parties shall, on or before the Closing Date, execute and deliver each Transaction Document to which it is a party.

     6.12 Membership in PJM. Buyer shall (i) not take any action, or omit to take any action, that frustrates, impedes or otherwise interferes with Seller's
(A) negotiations with PJM or (B) efforts to obtain any approvals, consents, licenses, permits or other authorizations of any Person relating to PJM or any contract, agreement or understanding relating thereto, (ii) assume any and all contracts, agreements or understandings of Seller with PJM on the Closing Date and comply in all material respects with the terms and conditions thereof and
(iii) remain a member of PJM until at least December 31, 2004; provided, however, that if the FERC orders Buyer into another RTO or conditions one or more of the FERC Approvals upon Buyer transferring into another RTO, Buyer shall not be deemed in breach of this Agreement under this Section 6.12. If the FERC issues an order in response to the Section 205 Application that meets the requirements of the FERC Approvals set forth in Section 7.8 but which is conditioned upon Buyer joining an RTO other than PJM, Buyer may comply with such condition without being in violation of this Section 6.12. In such event, Buyer shall provide written notice to Seller that it intends to comply with such condition, and Seller shall then have the right to terminate this Agreement at any time within five (5) business days of its receipt of such notice.

     6.13 Additional Information. In addition to the access contemplated by
Section 6.4, during the period from the date hereof through (and including) the Closing Date, the Parties agree as follows:

          (a) Seller shall furnish promptly to Buyer (i) a copy of each report, schedule and other document filed by it with respect to the Purchased Assets or the Business during such period with any governmental entity relating to the Purchased Assets or the Business, (ii) a copy of any and all material correspondence to or from any governmental entity relating to the Purchased Assets or the Business, (iii) monthly operating and revenue reports relating to the Purchased Assets prepared by Seller in the Ordinary Course of Business and
(iv) all other information concerning the Purchased Assets or the Business as Buyer may reasonably request; and

          (b) Buyer shall furnish promptly to Seller (i) a copy of each report, schedule and other document filed by it with respect to the Purchased Assets or the Business during such period with any governmental entity relating to the Purchased Assets or the Business and (ii) a copy of any and all material correspondence to or from any governmental entity relating to the Purchased Assets or the Business.

     6.14 Books and Records. For a period of three (3) years after the Closing Date, each of Seller and Buyer shall retain all books, records and other documents pertaining to the Business in existence on the Closing Date and shall make the same available after the Closing Date for inspection and copying by the other Party for any reason pertaining to the period prior to the Closing and Seller's ownership of the Purchased Assets at such other Party's expense during normal business hours, upon reasonable request and upon reasonable notice. During such three

(3) year period, no such books, records or documents shall be destroyed by Seller or Buyer without first advising the other Party in writing and giving the other Party a reasonable opportunity to obtain possession thereof. Without limiting the generality of the foregoing, Buyer shall make available to Seller, the Affiliates of Seller and their respective representatives all information deemed necessary or desirable by Seller in preparing its financial statements and conducting any audits in connection therewith.

     6.15 Section 205 Filing. Seller agrees not to protest or otherwise object to or file any motion relating to rates, terms, or conditions filed by Buyer or any of its Affiliates on behalf of Buyer in the Section 205 Application to effectuate this Agreement and the transactions contemplated hereby.

     6.16 Section 205 and Section 206 Rights.

          (a) Seller agrees to waive its rights to protest and/or file a complaint under Section 205 and Section 206 of the Federal Power Act with regard to any transmission service (including ancillary service) rates, charges or Rate Treatments proposed by Buyer under Section 205 of the Federal Power Act in connection with the Purchased Assets and filed concurrently with the filing of this Agreement under Section 203 of the Federal Power Act. Seller agrees to waive its rights to protest and/or file a complaint under Section 205 or Section 206 of the Federal Power Act with regard to the rates, charges or Rate Treatments applicable to any transmission service rates proposed by Buyer, or placed into effect by the FERC, under Section 205 or Section 206 of the Federal Power Act to become effective in connection with the Purchased Assets prior to January 1, 2007; provided, that the Rate Treatments proposed by Buyer, or placed into effect by the FERC, do not differ from the Rate Treatments proposed by Buyer in connection with the Purchased Assets and filed concurrently with the filing of this Agreement. These rate treatments are implementation of a Levelized Rate for transmission service based on gross plant and a formula rate that includes a rate of return on equity of not less than thirteen percent (13%) and a capital structure with an equity component of not less than fifty percent (50%) for rate making purposes ("Rate Treatments"). Seller reserves the right to protest and/or file a complaint under Section 205 and Section 206 of the Federal Power Act as to any Excepted Rate Matters. Seller agrees and acknowledges that any review conducted or to be conducted of Buyer's Rate Treatments, rates, charges, terms and conditions for electric transmission service, to become effective in connection with the Purchased Assets prior to January 1, 2007, shall only be reviewable by the FERC under the "public interest" standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 322 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the "Mobile-Sierra" doctrine); provided, that such standard shall not apply to Excepted Rate Matters; provided, further, that this limitation shall not affect the rights of any state regulatory commission under the Federal Power Act. Seller reserves all of its rights under Section 205 and
Section 206 of the Federal Power Act to make filings with the FERC with regard to Buyer's transmission service (including ancillary services) Rate Treatments, rates, charges, terms and conditions either proposed to become effective, or in effect, on or after January 1, 2007.

          (b) "Excepted Rate Matters" means: (i) any changes in the rate design or rate formula; (ii) any change in the Rate Treatments proposed by Buyer, or placed into effect by the FERC; (iii) any misapplication of the formula rate that is the subject of the FERC Approvals; (iv) any increase in transmission gross plant associated with projects undertaken as a result of satisfying RTO investment requirements that exceeds 115% of the RTO-estimated costs for the project; (v) any cost components (including, without limitation, Administrative and General Expenses and Operations and Maintenance Expenses (each as defined by the FERC Uniform System of Accounts), but excluding capital expenditures) that exceed by 15% the prior year's costs; and (vi) any new rates, charges or surcharges and any terms and conditions of service. Any increase in charges assessed by Seller to Buyer under the Services Agreement attached as Exhibit F will not be used in calculating the percentage change in clause (v), except that, if Buyer incurs any such costs that are not prudent, then Seller shall have the right to object to such costs.

          (c) For purposes of this Section 6.16, any rates, rate treatments or charges proposed by an RTO on Buyer's behalf, or any other entity on Buyer's behalf, and premised upon Buyer's Rate Treatments and the formula rate, shall be deemed to have been proposed by Buyer, provided that any changes in the terms and conditions of the RTO Open Access Transmission Tariff, surcharges or other transmission rate adders shall be deemed to have been proposed by the RTO.

     6.17 Real Property. Seller shall provide to Buyer access to and direct Buyer to the location of complete and correct copies of each and every of the following, if any, in the possession of Seller: (i) data affording information or opinions with respect to, certifying to, or evidencing the extent of, current title, title history, title marketability, use, possession, restriction or regulation, if any (governmental or otherwise), and compliance with applicable laws, of the Real Property; (ii) deed or title-holding or trust agreements, if any, under which any of the Real Property may have been conveyed to Seller or under which the same may be held for the benefit of Seller; and (iii) leases, subleases, easements, licenses or other agreements included as Purchased Assets and all documents relating thereto under which Seller uses or occupies or has the right to use or occupy, now or in the future, any Real Property, including any amendments thereto and any assignment thereof. Seller has provided access to Buyer and directed Buyer to the location of a true and complete schedule of the "owned property" and will provide access to Buyer and direct Buyer to the location of a true and complete schedule of all of the documents described in this Section 6.17 at least ten (10) business days prior to the Closing Date.

     6.18 Claims. Schedule 6.18 sets forth, to Seller's Knowledge, all claims individually in excess of $5,000 asserted during the past two (2) years against Seller with respect to the Purchased Assets or the Business in respect of personal injury, wrongful death or property damage, except data and other information subject to an attorney-client privilege.

     6.19 Transitional Funding Obligations. As long as any Transitional Funding Instruments are outstanding, Seller shall not (a) cause or allow any transmission revenues due to Buyer to be reduced or impaired by or on account of any credit or claim under the TFO Documents, (b) on account of any credit or claim under the TFO Documents, reduce or offset any amount due from Seller to Buyer for transmission services performed by Buyer, or (c) seek to impose on Buyer any obligations as successor, or as a successor servicer, under the TFO Documents.

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

     6.20 Efforts to Extend Financing Commitments. In the event that the Closing Date is delayed due to the occurrence and continuance of a Credit Spread Increase pursuant to Section 1.7, and it appears likely that such Credit Spread Increase may not be resolved prior to the then-expiration of the Financing Commitment Letters, Buyer will use Best Efforts to extend the then-expiration dates of the Financing Commitment Letters for so long as such Credit Spread Increase continues in effect; provided, that Buyer shall not be required to extend the Financing Commitment Letters for more than ninety (90) days after the original expiration date of the Financing Commitments unless requested by Seller, in which case Seller shall pay the fees and expenses for any and all such extensions after the initial ninety (90) day extension period.

     6.21 Tariff Funds. At Buyer's request made no later than thirty (30) days after the date of this Agreement, Seller shall use Best Efforts to seek a final and non-appealable order of the ICC confirming that Buyer's receipt of revenues under its tariffs for transmission services provided using Purchased Assets are not subject to claim by holders of Transitional Funding Instruments.

                                    ARTICLE 7

                          CONDITIONS PRECEDENT OF BUYER

     Buyer need not consummate the transactions contemplated by this Agreement unless the following conditions shall be fulfilled:

     7.1 Representations, Warranties and Covenants. Except as otherwise contemplated or permitted by this Agreement, (a) all representations and warranties of Seller contained in Article 3 (as may be amended) qualified as to materiality or by reference to "Material Adverse Effect" shall be true in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made as of the Closing Date and (b) Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date in all material respects. Buyer shall have been furnished with a certificate of an appropriate officer of Seller, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 7.1. Notwithstanding the breach of a representation or warranty, the conditions set forth in this Section 7.1 shall be deemed satisfied if the failure of any representation or warranty is Fully Covered by Seller's indemnity as provided in Article 9 or, to the extent not Fully Covered, such failure would not reasonably be expected to result in a Material Adverse Effect, provided such failure was not Known to Seller prior to the date of this Agreement. With respect to any failure of Seller's representations and warranties contained in Article 3 qualified as to materiality or by reference to "Material Adverse Effect" to have been true in all respects, and those not so qualified to have been true in all material respects, in each case as of the date hereof, where such breaches were Known to Seller as of the date hereof, Seller shall promptly upon discovery of such failure notify Buyer and amend, modify or otherwise revise any disclosure schedule contemplated by this Agreement to correct such breach (but in no event later than seven (7) days prior to the Closing Date); provided, however, upon receipt of such notice and amended, modified and otherwise revised disclosure schedule from Seller, that unless (i) Seller shall elect to cure the matter which is the subject of such breach, such that the applicable representation and warranty as made on the date hereof would be true at Closing or (ii) such breach was also Known to Buyer as of the date hereof, Buyer may, within five (5) days of receipt thereof, elect to terminate this Agreement pursuant to Section 2.2.

     7.2 No Actions. No action, suit or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against Buyer, Seller or any of the principals, officers, directors or managers of any of them, seeking to restrain, prevent or change the transactions contemplated by the Transaction Documents or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

     7.3 Consents and Approvals. The following consents, approvals and authorizations shall have been obtained (the "Approvals"):

          (i) the FERC Approvals;

          (ii) the ICC Approvals;

          (iii) the Antitrust Approval;

          (iv) the SEC Approvals;

          (v) Transfers of Licenses, Permits and Franchises (subject to the Guidelines for Partial Assignments); provided, that the condition set forth in this Section 7.3(v) shall be deemed satisfied if the failure of such condition is Fully Covered by Seller's indemnity as provided in Article 9 or, to the extent not covered, does not result in a material diminution in the value of the Purchased Assets to Buyer or impair the ability of Buyer to operate the Purchased Assets in substantially the same manner as previously operated by Seller; provided, further, that, to the extent the condition set forth in this
Section 7.3(v) is subject to Section 7.12 and meets the qualifications of subsections (a) through (c) of Section 7.12, it shall be deemed to be Fully Covered; and

          (vi) the transfer or assignment to Buyer of all third-party leases, Contracts, and warranties relating to the continued operation and maintenance of the Purchased Assets that Buyer is assuming pursuant to the Full Bill and Assignment and Partial Bill and Assignment, in each case without any conditions, restrictions, or alterations which are materially adverse to Buyer; provided, that the condition set forth in this Section 7.3(vi) shall be deemed satisfied if the failure of such condition is Fully Covered by Seller's indemnity as provided in Article 9 or, to the extent not covered, does not result in a material diminution in the value of the Purchased Assets or impair the ability of Buyer to operate the Purchased Assets in substantially the same manner as previously operated by Seller.

     7.4 Transaction Documents. Seller shall have executed and delivered each of the Transaction Documents to which it is a party.

     7.5 Release of Liens. Seller shall have received the release(s) of (i) the First Mortgage Lien and shall have provided Buyer with written evidence of the recordation and/or filing, as appropriate, of the release(s) of the First Mortgage Lien and (ii) any and all liens and

Encumbrances (other than Permitted Encumbrances) recorded against or in any way affecting the Purchased Assets (including without limitation mortgages, deeds of trust, leasehold deeds of trust, financing statements, assignments and subordination agreements) granted by Seller or any of its Affiliates to any Person, and Buyer shall have received satisfactory written evidence of the recordation and/or filing, as appropriate, of the releases of liens, termination statements and satisfactions with respect to such liens and Encumbrances (other than Permitted Encumbrances); provided, that the conditions set forth in this
Section 7.5 shall be deemed satisfied if the failure of any such condition is Fully Covered by Seller's indemnity as provided in Article 9 or, to the extent not covered, would not reasonably be expected to result in a Material Adverse Effect.

     7.6 Non-Foreign Person Certificate. Seller shall have executed and delivered an affidavit of Seller, in form and substance reasonably acceptable to Buyer, setting forth Seller's name, address and federal tax identification number and stating that Seller is not a "foreign person" within the meaning of
Section 1445 of the Code.

     7.7 Real Property. There shall be no material restrictions of any nature on Seller's ability to assign its interest in the agreements relating to Real Property at the time of the Closing, either by the terms of such agreements or by operation of law; provided, that the condition set forth in this Section 7.7 shall be deemed satisfied if the failure of such condition is Fully Covered by Seller's indemnity as provided in Article 9 or, to the extent not covered, would not reasonably be expected to result in a Material Adverse Effect. Any fees or expenses incurred to any third party to effectuate the Real Property Conveyances shall be borne and paid by Seller.

     7.8 Regulatory Termination. As promptly as reasonably possible after the execution of this Agreement, Buyer shall file with the FERC an application under
Section 205 of the Federal Power Act with Seller's prior approval, such approval not to be unreasonably withheld (the "Section 205 Application"). If the FERC issues an order dispositive of such application (a "Non-Complying Order") that does not approve, in a manner reasonably satisfactory to Buyer, the rates and rate treatments requested in the Section 205 Application as set forth in the definition of "FERC Approvals" in Section 12.1(a), then Buyer may, within five
(5) business days after the entry of such Non-Complying Order, terminate this Agreement by giving Seller notice of its election to do so prior to the expiration of such five (5) business day period.

     7.9 Miscellaneous Closing Deliveries. Buyer shall have received from Seller such evidence, including appropriate certificates of Seller's authorized officers, as Buyer may reasonably request in order to establish (i) the corporate power and authority of Seller to consummate the transactions contemplated by this Agreement and (ii) compliance with the conditions of Closing set forth herein.

     7.10 Consent and Agreement. Seller shall have executed and delivered to Buyer a Consent and Agreement substantially in the form of Exhibit L attached hereto for each of this Agreement and the Operational Documents.

     7.11 Section 10 and Right-of-Way Crossing Permits. Buyer shall have received copies of all required permits pursuant to Section 10 of the Rivers and Harbors Act of 1899, 33 USC 403, and either (a) all such required permits shall have been transferred to Buyer or (b) new permits shall have been issued to Buyer, at Seller's expense, effective on the Closing Date.

Further, Buyer shall have received copies, at Seller's expense, of all required permits to cross waterways, roads or other public rights-of-way owned, operated or maintained by the federal government, the State of Illinois or any instrumentality thereof, or any unit of local government, and such permits shall be transferred to Buyer or new permits shall have been issued to Buyer. Further, Buyer shall have received copies of all required permits to cross a railroad, pipeline or other public utility right-of-way, and such permits shall be transferred to Buyer or new permits shall have been issued to Buyer, at Seller's expense. To the extent Seller fails to satisfy the foregoing condition as of the Closing Date, then Seller shall:

          (a) indemnify Buyer in accordance with the procedures set forth in
Article 9, but not subject to the limitations set forth in Section 9.4 or
Section 10, and, in addition to all other indemnity obligations created herein, from and against any and all Buyer Losses (including reasonable out-of-pocket litigation costs, consultants' fees and attorneys' fees) Buyer incurs, by reason of such failure, or by reason of any failure alleged by a third party (unaffiliated with Buyer) to secure, or any insufficiency alleged by a third party (unaffiliated with Buyer) in, any of such permits; provided, that in no event shall Seller indemnify Buyer for any Buyer Losses to the extent resulting from any breach by Buyer of the Transaction Documents or from the negligence or willful misconduct of Buyer or its Affiliates and their respective agents, directors, employees, officers and contractors; and

          (b) agree that Buyer is allowed to use its own efforts to secure or seek to secure such licenses and permits, with such assistance from Seller as Buyer may reasonably request, after the Closing, with all reasonable out-of-pocket costs (including consultants' fees and attorneys' fees) incurred by Buyer in seeking to obtain or obtaining such licenses and permits, or in coming into compliance with such licenses or permits, being indemnified by Seller in accordance with the procedures set forth in Article 9, but not subject to the limitations set forth in Section 9.4.

In such circumstances this condition will be deemed satisfied.

     7.12 Municipal Easements. Each municipality set forth on Schedule 7.12 shall have granted Buyer a franchise or permit(s) permitting occupation of the municipal rights-of-way by Buyer's transmission system in a form reasonably satisfactory to Buyer. Where Buyer is granted rights under or by assignment (in whole or in part) of Seller's pre-existing franchise rights, Seller shall exercise Best Efforts, in accordance with the Guidelines for Partial Assignments, to secure the consent of such municipality to such assignment. To the extent Seller fails to satisfy the foregoing condition as of the Closing Date or such consent cannot be secured by the Closing, then Seller shall:

          (a) In the case of a consent not being obtained, use its Best Efforts to provide to Buyer an opinion of experienced Illinois regulatory counsel in form and substance reasonably satisfactory to Buyer that the form of Partial
Assignment: (i) would transfer to Buyer Seller's rights relating to authorization for the continued location, operation and maintenance of the Purchased Assets in the subject municipality; (ii) do not impose upon Buyer any obligation, or confer upon Buyer any right, to engage in distribution of electricity, provide or offer bundled electric utility service or sell or offer to sell electric energy at retail within the municipality; or (iii) do not result in Buyer being an electric utility, as that term is used in Article XVI of the

Illinois Public Utilities Act, or a market participant, as that term is used in regulations and orders of the FERC;

          (b) indemnify Buyer in accordance with the procedures set forth in
Article 9, but not subject to the limitations set forth in Section 9.4 or
Section 10, and, in addition to all other indemnity obligations created herein, from and against any and all Buyer Losses (including reasonable litigation costs, consultants' fees and attorneys' fees) it incurs by reason of such failure, or by reason of any failure alleged by a third party (unaffiliated with Buyer) to secure, or any insufficiency alleged by a third party (unaffiliated with Buyer) in, the municipal rights granted by a franchise or Partial Assignment; provided, that (i) in no event shall Seller indemnify Buyer for any Buyer Losses to the extent resulting from any breach by Buyer of the Transaction Documents or from the negligence or willful misconduct of Buyer or its Affiliates and their respective agents, directors, employees, officers and contractors and (ii) such indemnification shall not extend to Buyer Losses related to periods beyond those for which Seller's rights would have subsisted, in the case of Partial Assignments of existing Seller permit(s) or franchises; and

          (c) agree that Buyer is allowed to use its own efforts to secure or seek to secure, with such assistance from Seller as Buyer may reasonably request, after the Closing: (i) a consent to the Partial Assignment; or (ii) separate permit(s) or a franchise authorizing its occupation of the municipal rights-of-way, in each case with the costs of such efforts being borne by the Parties in accordance with the Guidelines for Partial Assignments.

In such circumstances this condition will be deemed satisfied.

     7.13 Opinion. Buyer shall have received an opinion of counsel to Seller substantially in the form attached hereto as Exhibit M.

     7.14 Set Aside. Seller shall have set aside and allocated for the benefit of the Grantee and the Note Issuer, and made payment to the Indenture Trustee of, the Allocable IFC Revenue Amounts (as such terms are defined in the indenture dated as of December 1, 1998 made by Illinois Power Special Purpose Trust and with the Allocable IFC Revenue Amount calculated in accordance with the Intangible Transition Property Servicing Agreement dated as of December 1, 1998 between the Grantee and Seller).

                                    ARTICLE 8

                         CONDITIONS PRECEDENT OF SELLER

     Seller need not consummate the transactions contemplated hereby unless the following conditions shall be fulfilled:

     8.1 Representations, Warranties and Covenants. Except as otherwise contemplated or permitted by this Agreement, (a) all representations and warranties of Buyer contained in Article 4 (as may be amended) shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made as of the Closing Date and (b) Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date in all material respects.

Seller shall have been furnished a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 8.1.

     8.2 Representations, Warranties and Covenants. Except as otherwise contemplated or permitted by this Agreement, (a) all representations and warranties of Parent contained in Article 5 (as may be amended) shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made as of the Closing Date and (b) Parent shall have performed and complied with all agreements and conditions required by
Article 5 and Article 11 of this Agreement to be performed or complied with by it prior to or on the Closing Date in all material respects. Seller shall have been furnished a certificate of an appropriate officer of Parent, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 8.2.

     8.3 No Actions. No action, suit or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against Buyer, Seller or any of the principals, officers, directors or managers of any of them seeking to restrain, prevent or change the transactions contemplated by the Transaction Documents or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

     8.4 Consents and Approvals. The Approvals shall have been obtained.

     8.5 Transaction Documents. Buyer shall have executed and delivered each of the Transaction Documents to which it is a Party.

     8.6 Miscellaneous Closing Deliveries. Seller shall have received each of the following from Buyer:

          (a) the Closing Date Payment, as may be adjusted pursuant to Section
1.6 and Section 1.7; and

          (b) such evidences, including appropriate certificates of Buyer's authorized officers, as Seller may reasonably request in order to establish (i) the limited liability company power and authority of Buyer to consummate the transactions contemplated by this Agreement and (ii) compliance with the conditions of Closing set forth herein.

     8.7 Opinion. Seller shall have received an opinion of counsel to Buyer substantially in the form attached hereto as Exhibit M.

                                    ARTICLE 9

                                 INDEMNIFICATION

     9.1 Indemnification by Seller. Subject to the limitations set forth in
Section 9.4 and Section 10.1, Seller hereby agrees to defend, indemnify and hold harmless Buyer and its managers, members, officers, shareholders, successors, assigns and Affiliates from and against any and all losses, deficiencies, Taxes, liabilities, damages, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) and Environmental Liabilities and Costs (collectively, "Buyer Losses"), caused by, based upon, resulting from or arising out of:

          (a) (i) breaches of representations or warranties under this Agreement on the part of Seller or (ii) failures by Seller to perform or otherwise fulfill any covenant, provision, undertaking or other agreement or obligation to the extent to be performed on or after the Closing Date under this Agreement;

          (b) (i) claims arising in connection with breach of contract, death, personal injury, other injury to Persons, property damage, losses or deprivation of rights (whether based on statute, negligence, breach of warranty, strict liability or any other theory), or the imposition of any monetary penalty or other sanction due to a violation of law, to the extent that any of the same was caused by or resulted from, directly or indirectly, acts or omissions by Seller on or before the Closing Date, (ii) any other claims asserted against Buyer arising from any action or inaction of Seller to the extent relating to the Purchased Assets or the Business on or before the Closing Date, including without limitation the actions set forth in Schedule 3.4, except with respect to the FERC RTO litigation referred to in Schedule 3.4, (iii) any legal obligation or requirement that Buyer implements which is necessary as a result of any of the Purchased Assets or the Business not being in compliance with the requirements of applicable law as of the Closing Date, (iv) the loss of life, injury to persons or property or damage to natural resources ("Damage") which results from actions of Seller in the Release, storage, transportation, treatment or generation of Hazardous Substances, Oils, Pollutants or Contaminants generated, stored, used, disposed of, treated or handled on the Purchased Assets to the extent that such Release, storage, transportation, treatment, generation, use, handling or disposal occurred prior to the Closing Date (limited, however, to the extent that such Damage (A) is the result of the Release, storage, transportation, treatment or generation of Hazardous Substances, Oils, Pollutants or Contaminants generated, stored, used, disposed of, treated or handled on the Purchased Assets on or before the Closing Date and
(B) would have resulted or arisen regardless of any Release, storage, transportation, treatment, generation, use, handling or disposal by Buyer or any other Person after the Closing Date) and (v) any and all claims, demands, judgments, damages, actions, causes of actions, losses, liabilities, penalties, costs and expenses of any kind whatsoever for Cleanup of Hazardous Substances, Oils, Pollutants or Contaminants Released, disposed of or discharged on, beneath or adjacent to the Purchased Assets prior to the Closing Date; provided, that, with respect to matters which arise after the Closing Date, nothing in this Agreement is intended to limit in any manner Seller's liability to Buyer or obligation to indemnify Buyer under any of the Operational Documents; provided, further, that (x) Seller shall not be liable for Buyer Losses that arise by reason of any change in Environmental Law after the Closing Date and (y) the cost of remediation of any condition at the Closing Date which is subject to Seller's indemnification pursuant to this Section 9.1(b) and to which Buyer contributes after the Closing Date will be equitably pro rated to reflect the relative contribution of each Party;

          (c) (i) each and every item set forth in Schedule 3.13(a), Schedule 3.13(c), Schedule 3.13(d) and Schedule 3.13(f); provided, that, with respect to matters which arise after the Closing Date, nothing in this Agreement is intended to limit in any manner Seller's liability to Buyer or obligation to indemnify Buyer under any of the Operational Documents;

          (d) any other liability of Seller with respect to acts or omissions prior to the Closing not specifically assumed by Buyer pursuant to the Full Bill and Assignment and Partial Bill and Assignment;

          (e) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification;

          (f) any and all liability resulting from defects in title (arising by, through or under Seller, other than arising in connection with a transaction between Seller and any Affiliate of Seller) relating to the Purchased Assets (including the Real Property);

          (g) any and all Taxes of Seller or any of its Affiliates or any Tax required to be collected (other than with respect to the transactions contemplated by this Agreement) by Seller, including without limitation Taxes relating to the Purchased Assets, the Business and, except as provided in
Section 6.3, the transactions contemplated by this Agreement, for all periods ending on or prior to the Closing Date; provided, however, that, for this purpose, Taxes relating to a Tax period that begins on or prior to, and ends after, the Closing Date shall be apportioned between Seller and Buyer (i) in the case of real and personal property taxes and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts, on a per diem basis and (ii) in the case of other Taxes, as determined from the books and records of Seller consistent with past practices of Seller;

          (h) (x) any claim by any person or entity under the TFO Documents for or with respect to any breach of such TFO Documents, (y) any transmission revenues which are not paid to Buyer due to claims under or requirements of the TFO Documents or (z) any claim that Buyer has obligations under the TFO Documents, including any claim that Buyer is a successor to Seller, or is a successor servicer to Seller, under the TFO Documents; or

          (i) the amount, if any, of interest determined to be accrued and payable to a third party in respect of Owed Credits for periods up to and including the Closing Date.

     9.2 Indemnification by Buyer. Buyer hereby agrees to defend, indemnify and hold harmless Seller and its directors, officers, shareholders, successors, assigns and Affiliates from and against any and all losses, deficiencies, Taxes, liabilities, damages, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), resulting from or arising out of:

          (a) (i) breaches of representations and warranties under this Agreement on the part of Buyer or (ii) failures by Buyer to perform or otherwise fulfill any undertaking or agreement or obligation under this Agreement;

          (b) (i) Damage which results from actions of Buyer in the Release, storage, transportation, treatment or generation of Hazardous Substances, Oils, Pollutants or Contaminants generated, stored, used, disposed of, treated or handled on the Purchased Assets to the extent that such Release, storage, transportation, treatment, generation, use, handling or disposal occurred after the Closing Date or (ii) any and all claims, demands, judgments, damages, actions, causes of actions, losses, liabilities, penalties, costs and expenses of any kind whatsoever for Cleanup of Hazardous Substances, Oils, Pollutants or Contaminants Released, disposed of or discharged on, beneath or adjacent to the Purchased Assets after the Closing Date; provided, that the indemnity granted in clauses (i) and (ii) shall not include any Damage to the extent that the same
(A) is the result of or was caused by Seller or any other Person generating, storing, using, treating or handling such Hazardous Substances, Oils, Pollutants or Contaminants on or before the Closing Date and (B) would have resulted or arisen as a result of such acts or omissions of Seller or any other Person on or before the Closing Date without regard to any Release, storage, transportation, treatment, generation, use, handling or disposal by Buyer or any other Person after the Closing Date; provided, further, that, with respect to matters which arise after the Closing Date, nothing in this Agreement is intended to limit in any manner Buyer's liability to Seller or obligation to indemnify Seller under any of the Operational Documents;

          (c) any other liability of Seller specifically assumed by Buyer pursuant to the Full Bill and Assignment and Partial Bill and Assignment;

          (d) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification;

          (e) any and all Taxes of Buyer or any of its Affiliates, including without limitation Taxes relating to the Purchased Assets or the Business, for all periods beginning after the Closing Date; provided, however, that, for this purpose, Taxes relating to a Tax period that begins on or prior to, and ends after, the Closing Date shall be apportioned between Seller and Buyer (i) in the case of real and personal property taxes and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts, on a per diem basis and (ii) in the case of other Taxes, as determined from the books and records of Seller consistent with past practices of Seller; or

          (f) the amount, if any, of interest determined to be accrued and payable in respect of Owed Credits for periods after the Closing Date.

     9.3 Third Party Claim Procedures.

          (a) If any third party claim, demand or action (collectively, an "Action") is commenced in which any indemnified party is a party that may give rise to a claim for indemnification against any indemnitor then such indemnified party will promptly give notice to the indemnitor. Failure to notify the indemnitor shall not relieve the indemnitor of any liability that it may have to the indemnified party, except to the extent the defense of such Action is materially and irrevocably prejudiced by such indemnified party's failure to give such notice.

               (b) The indemnitor shall have the right to defend against an indemnification claim with counsel of its choice reasonably satisfactory to the indemnified party.

     9.4 Certain Limitations. For purposes of this Article 9, the representations and warranties of Seller and Buyer, as the case may be, shall be read without giving effect to any "materiality" or "Material Adverse Effect" qualification. Seller's obligation to indemnify for Buyer Losses under Section
9.1 (other than any Buyer Losses with respect to breaches of (i) the representations and warranties contained in Section 3.1 (Organization), Section
3.2 (Corporate Authority), Section 3.3 (No Violation) and Section 3.15 (Brokers and Finders), (ii) the covenants and agreements under this Agreement to the extent they survive the Closing and (iii) Section 9.1(g)) shall accrue only if the aggregate of all such Buyer Losses exceeds $1,000,000 (the "Minimum"). Seller's liability for all Buyer Losses shall be limited to (x) $35,000,000 for any Buyer Losses with respect to (a) breaches of the representations and warranties contained in Section 3.16 (Assets Used in Performing the Business),
(b) any and all existing claims in connection with breach of contract, death, personal injury, other injury to Persons, property damage, losses or depreciation of rights (whether based on statute, negligence, breach of warranty, strict liability or any other theory) caused by or resulting from, directly or indirectly, acts or omissions by Seller on or before the Closing Date, (c) breaches of the representations and warranties contained in Section
3.13 (Compliance with Law; Environmental Matters) and (d) Section 9.1(c) and (y) five percent (5%) of the Purchase Price for all other Buyer Losses; provided, however, that in no event shall Seller's liability with respect to clauses (x) and (y) exceed $35,000,000. For purposes of computing the Minimum, there shall be a materiality limit of $50,000 for each separate claim (or series of related claims) for indemnification or, in respect of claims for indemnification under
Section 9.1(b)(v) which have a similar cause, for each separate site (the "Materiality Limit"); provided, however, that if any claim (or series of related claims) for indemnification, including claims for indemnification under Section 9.1(b)(v) which have a similar cause, exceeds the Materiality Limit, such claim(s) shall be includable in computing the Minimum. If the Closing shall not occur for failure of Seller or Buyer, as the case may be, to consummate the transactions contemplated by this Agreement when its conditions precedent contained in Article 7 or Article 8, as the case may be, have been fulfilled, then Seller or Buyer, as the case may be, shall pay to the other Party as the exclusive remedy for its failure to consummate the transactions contemplated by this Agreement a termination fee (as liquidated damages) of $5,000,000 by wire transfer of same day funds to an account previously designated in writing by Seller or Buyer, as the case may be. The calculation of the Minimum and the Materiality Limits for purposes of this Section 9.4 shall include Buyer Losses pursuant to Section 2.3(b).

     9.5 Remedies. Notwithstanding anything to the contrary in any of the Transaction Documents but subject to Section 11.14, after the Closing, the sole and exclusive remedy of all of the Parties under this Agreement shall be restricted to the indemnification provisions set forth in this Article 9, except in the case of fraud. The remedy provisions of any Transaction Document (other than this Agreement) will not be limited by this Article 9 with respect to any claims arising solely under such Transaction Document. The remedies contained in
Section 11.12 will not be limited by this Article 9.

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

     9.6 No Contact. With respect to any matter for which Seller has indemnified Buyer pursuant to any Transaction Document, Buyer agrees not to contact, notify or otherwise inform, directly or indirectly, any third party with an interest, directly or indirectly, in the subject matter of such indemnification unless required by applicable law or to avoid a threat or imminent public harm; provided, however, Buyer shall give Seller reasonable prior written notice of such contact if practicable and, if not practicable, prompt written notice following such contact.

     9.7 Reimbursement. Each Party agrees to reimburse the other Party or any other indemnified party, as the case may be, promptly upon demand for any unreimbursed payment made or loss suffered by the other Party or any other indemnified party, as the case may be, at any time after the Closing Date in respect of any loss, liability, judgment, claim or demand to which the indemnity provisions of this Article 9 relate subject to the limitations set forth in
Section 9.4.

                                   ARTICLE 10

              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     10.1 Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing Date for the longer of a period of twelve (12) months from the Closing Date or until April 30, 2004, except as follows: (i) any representation or warranty of Seller contained in Section 3.1 (Organization), Section 3.2 (Corporate Authority),
Section 3.3 (No Violation), Section 3.15 (Brokers and Finders) and Section 3.20 (Tax Matters), which in each case shall not terminate; (ii) the representations and warranties of Seller contained in Section 3.13 (Compliance with Law; Environmental Matters), any representation or warranty of Seller the breach of which was Known to Seller prior to the Closing and the covenants of each of Seller and Buyer set forth under Sections 9.1(b) and 9.1(c) and Section 9.2(b), respectively shall survive the Closing for a period of thirty-six (36) months from the Closing Date; (iii) covenants that by their terms require compliance through a specified date or are to be performed after the Closing will continue through such date or time period in which the same are to be performed; and (iv) the covenants of each of Seller and Buyer in Article 9 shall in no event terminate until at least such time that any representations and warranties referred to therein have terminated. The Parties agree that claims made on or prior to the applicable expiration date shall survive such expiration date until such claims are resolved pursuant to, and in accordance with, this Agreement. Each of the provisions set forth in this Section 10.1 shall be subject to the indemnification limitations set forth in Section 9.4 and Section 9.5.

                                   ARTICLE 11

                                  MISCELLANEOUS

     11.1 Waiver. Except as otherwise provided herein, any failure of Seller to comply with any of its obligations, covenants, conditions or agreements herein contained may be waived only in writing by Buyer. Any failure of Buyer to comply with any of its obligations, covenants, conditions or agreements herein contained may be waived only in writing by Seller. Any failure of Seller, on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other Party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

           11.2 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery (which shall not include delivery by the United States Postal Service); certified or registered mail, return receipt requested; telecopy transmission with confirmation of receipt or delivery by a nationally recognized overnight delivery service (other than the United States Postal Service):

                (a)    If to Seller, to:

                       Illinois Power Company
                       500 South 27th Street
                       Decatur, Illinois 62521
                       Telecopier: (217) 362-7417
                       Telephone: (217) 362-7994

                       Attention: Kathryn L. Patton, Esq.

                       (with a copy to, which will not constitute notice):

                       Dynegy Inc.
                       1000 Louisiana Street
                       Suite 5800
                       Houston, Texas 77002
                       Telecopier: (713) 507-6808
                       Telephone: (713) 507-6816

                       Attention: General Counsel

                       (with a copy to, which will not constitute notice):

                       Akin Gump Strauss Hauer & Feld LLP
                       711 Louisiana Street
                       Suite 1900
                       Houston, Texas 77002
                       Telecopier: (713) 236-0822
                       Telephone: (713) 220-5800

                       Attention: Robert Allen, Esq.
                                  Mark Croft, Esq.


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

                (b)    If to Buyer, to:

                       Trans-Elect, Inc.
                       1850 Centennial Park Drive
                       Suite 480
                       Reston, Virginia 20191
                       Telecopier: (703) 563-4330
                       Telephone: (703) 563-4300

                       Attention: Martin R. Walicki
                                  Sharon B. Heaton, Esq.

                       (with a copy to, which will not constitute notice):

                       Pillsbury Winthrop LLP
                       One Battery Park Plaza
                       New York, New York 10004-1490
                       Telecopier: (212) 858-1500
                       Telephone: (212) 858-1000

                       Attention: Barton D. Ford, Esq.
                                  Stephen R. Rusmisel, Esq.

                       If to Parent solely for purposes of Article 5,
                       Section 8.2 and Article 11, to:

                       Trans-Elect, Inc.
                       1850 Centennial Park Drive
                       Suite 480
                       Reston, Virginia 20191
                       Telecopier: (703) 563-4330
                       Telephone: (703) 563-4300

                       Attention: Martin R. Walicki
                                  Sharon B. Heaton, Esq.

                       (with a copy to, which will not constitute notice):

                       Pillsbury Winthrop LLP
                       One Battery Park Plaza
                       New York, New York 10004-1490
                       Telecopier: (212) 858-1500
                       Telephone: (212) 858-1000
                       Attention: Barton D. Ford, Esq.
                                  Stephen R. Rusmisel, Esq.

Such names and addresses may be changed by written notice to each Person listed above.

           11.3 Governing Law and Judicial Proceedings.

                (a) This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois without reference to choice of law principles, including all matters of construction, validity and performance.

                (b) Any judicial proceeding brought against any Party to this Agreement or its Affiliates with respect to any claim related to this Agreement may be brought in any court of competent jurisdiction in Chicago, Illinois, and, by the execution and delivery of this Agreement, each Party to this Agreement accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby in connection with any claim related to this Agreement and irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. Each Party to this Agreement hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the notice provisions of this Agreement, and service so made shall be deemed completed on the third business day after such service is deposited in the mail, certified or registered, return receipt requested. Nothing herein shall affect the right of any Party to this Agreement to serve process in any other manner permitted by law. Any judicial proceeding brought by any Party to this Agreement involving any claim related to this Agreement shall be brought only in a court located in Chicago, Illinois.

           11.4 Guarantee of Parent. Parent fully and unconditionally guarantees each of the representations, warranties, covenants, obligations and undertakings of Buyer hereunder; provided, however, that Parent's aggregate liability in all circumstances under this Agreement shall not exceed $5,000,000.

           11.5 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

           11.6 Headings. The Section and Article headings contained in this Agreement are for reference purposes only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

           11.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement supersedes and cancels all prior agreements, promises, negotiations, covenants, arrangements, communications, representations, warranties and understandings, whether oral or written, between the Parties with respect to such subject matter.

           11.8 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the Parties hereto.

           11.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Except as set forth

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

in Section 11.4, nothing in this Agreement, express or implied, is intended or shall be construed to confer on or give to any Person other than the Parties hereto and their respective successors and assigns (and, to the extent provided in Section 9.1 and Section 9.2, the other indemnitees) any rights, remedies, interests, obligations or liabilities under or by reason of this Agreement.

           11.10 Assignability. This Agreement shall not be assignable by any Party hereto without the prior written consent of the other Parties; provided, that Buyer and/or Parent may assign this Agreement and the Operational Documents, the Full Bill and Assignment and the Partial Bill and Assignment as security for money borrowed without the prior written consent of Seller to any of Buyer's and/or Parent's sources of financing in connection with the transactions contemplated by this Agreement; provided, further, that in the event of such assignment Buyer and Parent shall remain obligated to fulfill their respective obligations hereunder. Seller agrees to execute a Consent and Agreement substantially in the form of Exhibit L in connection with any such assignment by Buyer and/or Parent of this Agreement, the Operational Documents, the Full Bill and Assignment and the Partial Bill and Assignment as security for money borrowed prior to the Closing and within the five year period after the Closing Date. In the event that Seller assigns its rights under this Agreement, any of the Operational Documents, the Full Bill and Assignment or the Partial Bill and Assignment prior to the end of such five year period, Seller will bind its assignee to deliver a Consent and Agreement in accordance with the preceding sentence.

           11.11 Expenses. Except as provided in Section 1.5(b), Section 1.6(d),
Section 2.2, Section 2.3, Section 3.15, Section 4.4, Section 5.4, Section 6.3,
Section 6.4, Section 6.20, Section 7.7, Section 7.11, Section 7.12 and Article 9, the Parties agree that all fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such fees and expenses, including without limitation all fees of counsel, actuaries, accountants, surveyors and title searchers. Each Party shall pay its own expenses incurred by it in the preparation, submission and prosecution of the Antitrust Approval, including reasonable attorneys' fees and the filing fee relating to such Party's filing.

           11.12 Good Faith Efforts; Further Assurances. Each Party shall use its Best Efforts to cause all conditions to its and the other Parties' obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under each of the Transaction Documents, to the end that the transactions contemplated by the Transaction Documents shall be effected in accordance with their terms. The Parties shall cooperate with each other in such actions and in securing the requisite Approvals. At the Closing and from time to time after the Closing, at the reasonable request of any Party and without further consideration, the other Party or Parties shall promptly execute and deliver to the requesting Party such certificates and other instruments of sale, transfer, conveyance and assignment, and take such other action, as may reasonably be requested by such Party more effectively to confirm any obligation assigned or assumed pursuant to the Full Bill and Assignment and Partial Bill and Assignment and to sell, transfer, convey and assign to and vest in Buyer or to put Buyer in possession of the Purchased Assets, and to secure any required regulatory or governmental approval hereunder. Each Party shall execute and deliver both before and after the Closing Date such further certificates, agreements and other documents and take such other actions as the other Parties may request and without further consideration to consummate or implement the transactions contemplated hereby or to evidence such events or matters. To the extent that any consents, waivers or Approvals required to be obtained by Seller and necessary to convey an item of Purchased Assets to Buyer are not obtained prior to the Closing, Seller shall use its Best Efforts to: (i) provide to Buyer, at the request of Buyer, the benefits of any such Purchased Asset, and hold the same in trust for Buyer; (ii) cooperate in any reasonable and lawful arrangement, approved by Buyer, designed to provide such benefits to Buyer; and (iii) enforce and perform, at the request of Buyer, for the account of Buyer, any legal rights or legal obligations of Seller arising from any such item against or in respect of any third person (including a government or governmental unit), including the right to elect to terminate any contract, arrangement or agreement in accordance with its terms. Buyer agrees to use its Best Efforts to assist Seller in the collection of its accounts receivable after the Closing and promptly deliver such amounts to Seller.

           11.13 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction in accordance with Section 11.3.

           11.14 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in accordance with Section 11.3.

           11.15 Time. Time is of the essence in the performance of this Agreement.

           11.16 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law shall be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include", "includes" and "including" shall be deemed to be followed by "without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

                                   ARTICLE 12

                                   DEFINITIONS

     12.1 Definitions.

     (a) For purposes of this Agreement:

     "Acceptable Bank" means a bank whose long-term unsecured and unguaranteed debt is rated at least "A-" (or the equivalent) by S&P or at least "A3" (or the equivalent) by Moody's.

     "Accounts Payable" means those current trade accounts and notes payable (no more than sixty (60) days old) arising under the Contracts that Buyer is assuming pursuant to the Full Bill and Assignment and Partial Bill and Assignment.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

     "Antitrust Approval" means the waiting period under the Hart-Scott-Rodino Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated with no request for additional information and no adverse action taken or threatened by any applicable governmental entity.

     "Bankruptcy" means, with respect to any entity, such entity (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors,
(iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets or (v) is generally unable to pay its debts as they fall due.

     "Benefit Plan" means each employee benefit plan or compensation plan, agreement or arrangement covering each Potential Transferred Employee (including those within the meaning of Section 3(3) of ERISA), stock purchase plan, stock option plan, fringe benefit plan, change in control plan, severance plan, bonus plan and any other deferred compensation agreement or plan or funding arrangement covering each Potential Transferred Employee.

     "Best Efforts" means the use of commercially reasonable best efforts to ensure a result is achieved.

     "Business" means the operation by Seller of the Purchased Assets or the provision of the Transmission Services as of the date hereof or the Closing Date, as the context may require.

     "Cleanup" means all actions required by appropriate federal, state and local governments to: (A) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment; (B) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

     "CWIP" shall have the meaning in FERC chart of accounts, Account 107, Construction work in progress--Electric.

     "Encumbrance" means any pledges, liens, charges, encumbrances, easements, physical encroachments in violation of the terms of the applicable easement, security interests, mortgages, claims, options, restrictions or any other burden which may reasonably be expected to result in a material diminution in value.

     "Environmental Laws" means all federal, state and local laws, regulations, statutes, codes, rules and ordinances relating to pollution or protection of the environment that are applicable to the Purchased Assets and which are in effect as of the date hereof or on the Closing Date, including laws relating to Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including without limitation ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations with regard to recordkeeping, notification, training, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants which are in effect as of the date hereof or on the Closing Date.

     "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct Cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person (other than Buyer, Parent or an Affiliate thereof), whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute which is in effect as of the date hereof or on the Closing Date, including any Environmental Law, or otherwise arising from environmental conditions at the Purchased Assets, or the Release or threatened Release of Hazardous Substances, Oils, Pollutants or Contaminants into the environment, as a result of ownership, leasing or operation of the Purchased Assets by Seller, including any of the foregoing incurred in connection with the conduct of any Cleanup.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FERC" means the Federal Energy Regulatory Commission.

     "FERC Approvals" means the Final approval by the FERC reasonably satisfactory to Seller of the terms of each of the following as it relates to filings made by Seller or jointly with Buyer and reasonably satisfactory to Buyer of the terms of each of the following as it relates to filings made by Buyer or jointly with Seller:

          (a) the joint application under Section 203 of the Federal Power Act to be filed by Buyer and Seller in connection with the transactions contemplated by this Agreement;

          (b) any application under Section 204 of the Federal Power Act which may be filed by Buyer with respect to the financing of the transactions contemplated by this Agreement;

          (c) the Section 205 Application to be filed by Buyer in connection with the transactions contemplated by this Agreement;

          (d) the application to be filed by Seller pursuant to FERC Order
No. 888 approving the reclassification of certain transmission and distribution assets of Seller under the "seven factor test" set forth in Order No. 888 in connection with the transactions contemplated by this Agreement or giving deference to an order of the ICC approving such reclassification; and

          (e) any agreements to be executed by Seller and Buyer between the date hereof and the Closing Date, where required, relating to the future relationship between Seller and Buyer, such as interconnection agreement(s) and agreement(s) for the provision of ancillary services and wholesale distribution service by Seller.

     The FERC Approval under Section 205 of the Federal Power Act shall not be deemed reasonably satisfactory to Buyer unless such approval approves the
Section 205 Application, in a manner reasonably satisfactory to Buyer. The
Section 205 Application will include implementation of a Levelized Rate for transmission service based on gross plant and a formula rate that includes a rate of return on equity of not less than thirteen percent (13%) and a capital structure with an equity component of not less than fifty percent (50%) for rate making purposes.

     "Final" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, (i) with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, (ii) with respect to an order issued pursuant to Section 205 of the Federal Power Act and any filings with respect thereto, (A) there shall have been no petitions for rehearing or appeals that have been filed that have not been resolved by a final order or judgment and (B) the rehearing and appeal periods provided by FERC regulation and other federal law shall have expired, provided that Buyer may waive the requirements of this clause (ii), and (iii) with respect to an order issued pursuant to the Illinois Public Utilities Act and any filings with respect thereto, (A) there shall have been no petitions for rehearing or appeals that have been filed that have not been resolved by a final order or judgment and (B) the rehearing and appeal periods provided by Illinois law shall have expired, provided that Buyer may waive the requirements of this clause (iii).

     "Financing Commitment Letters" means the commitment letters delivered pursuant to Section 6.8.

     "First Mortgage Lien" means the lien under the General Mortgage Indenture and Deed of Trust from Seller to BNY Midwest Trust Co. dated as of November 1, 1992, as amended, modified or supplemented from time to time.

     "Full Bill and Assignment" means a certain Bill of Sale and Assignment and Assumption of Contract Rights that is to be executed by Buyer and Seller and delivered to each other at the Closing, attached hereto as Exhibit A.

     "Fully Covered" means that the Buyer Loss to which Buyer is exposed, together with all other Buyer Losses to which Buyer is exposed, subject to the Minimum and the Materiality Limit set forth in Section 9.4, does not exceed $10,000,000.

     "Good Utility Practice" means any of the practices, methods and acts engaged in or approved by a significant proportion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region.

     "Hazardous Substances, Oils, Pollutants or Contaminants" means any pollutant or contaminant, hazardous waste, hazardous substance, hazardous constituent or toxic substance, as defined in the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 USC 9601 et seq., Resource Conservation and Recovery Act (RCRA), 42 USC 6901 et seq., Toxic Substances Control Act (TSCA), 15 USC 2601 et seq., or any other similar statutes now in effect, and specifically includes, anything in the above referenced laws to the contrary notwithstanding, petroleum and petroleum products and petroleum liquids of any type.

     "ICC" means the Illinois Commerce Commission.

     "ICC Approvals" means the final and non-appealable order(s) or action(s) of the ICC: (a) approving the transfer of the Purchased Assets by Seller to Buyer pursuant to this Agreement; (b) approving the issuance to Buyer of one or more Certificates of Public Convenience and Necessity that collectively authorize the construction, operation and maintenance of the Purchased Assets and additions or extensions thereto, but not establishing any retail service territory; (c) approving Buyer's status, upon purchase and operation of the Purchased Assets, as a Public Utility, but not as an Electric Utility, within the meaning of the Illinois Public Utilities Act, and finding that, as such, Buyer is not required to file a state-jurisdictional distribution tariff; (d) approving, to the extent required, the retention by Seller of the sole right and obligation to provide retail electric distribution service to end users in Seller's retail service territory, including in the Large Corridors; (e) approving, if necessary, any agreements relating to the joint use, operation and maintenance of Illinois jurisdictional utility facilities, whether between Buyer and Seller or Seller and any other third party(ies) who are presently party to a joint use agreement applicable to any Purchased Asset, which agreement will be assumed by Buyer; (f) affirming that Buyer is not a "successor or assign" of Seller, or a successor to Seller in its role as servicer, under or with respect to the Transitional Funding Order entered by the ICC on September 10, 1998 or any subsequent transitional funding order entered prior to Closing by the ICC with respect to Transitional Funding Instruments; (g) approving the issuance by Buyer of stock and/or debt required by Buyer to finance the acquisition of the Purchased Assets; and (h) approving the Transmission Assets Valuation. Each such approval shall be without any conditions or restrictions materially adverse to either Seller or Buyer.

     "Inventory" shall have the meaning in FERC chart of accounts, Account 154, Plant materials and operating supplies.

     "Jointly Used Assets" shall have the meaning set forth in the Operational Documents.

     "Knowledge of Buyer" or "Known to Buyer" means the actual knowledge of each of Joe Bambanek, Joe Bennett, James H. Drzemiecki, Sharon B. Heaton, Paul D. McCoy, Stephen A. Shulman, Alan J. Statman and Martin R. Walicki, and shall not include constructive or imputed knowledge.

     "Knowledge of Seller", "Known to Seller" or "Seller's Knowledge" means the actual knowledge of each of the President, General Counsel, Vice
President-Energy Supply, Vice President and Senior Director-Utility Operations, Vice President-Asset Management and Senior Director Utility Services, and their direct reports, and shall not include constructive or imputed knowledge.

     "Large Corridors" means portions of Seller's retail service territory in which Seller is authorized or obligated to provide retail electric service by reason of the proximity to a high-voltage facility or by reason of being included in a corridor defined in an agreement between Seller and a municipality or with another electric supplier under the Illinois Electric Supplier Act.

     "Levelized Rate" means a rate that uses a sinking fund (or capital recovery) depreciation which levelizes the rate using the utility's overall cost of capital as the discount rate. The sinking fund depreciation formula is:
R/(((1+R)/\n)-1), where "R" is equal to the overall return and "n" is equal to the average life of the facilities. The sinking fund depreciation formula adjusts the return and depreciation components of the levelized rate to equal the same as the return and depreciation components of a nonlevelized rate on a present value basis (using the utility's overall cost of capital as the discount rate).

     "Licenses, Permits and Franchises" means all licenses, permits, governmental authorizations, and franchises used by Seller in connection with the use of the Purchased Assets in the Business, including without limitation municipal franchises, zoning permits, road and rail crossing and occupancy licenses and permits, and permits for the occupancy and use of specially-regulated lands, but shall exclude those specific authorizations defined as the ICC Approvals, FERC Approvals, Antitrust Approvals and SEC Approvals.

     "Material Adverse Change" or "Material Adverse Effect" means a material adverse change or effect, individually or in the aggregate, to the Purchased Assets or the Business.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Plant in Service" means the original cost of transmission plant put into service as of the Closing Date depreciated in accordance with GAAP consistently applied in accordance with past practices.

     "Operational Documents" means the Network Integration Transmission Service Agreement attached hereto as Exhibit E, the Services Agreement attached hereto as Exhibit F, the Purchase and Sale Agreement for Ancillary Services-Related Resources attached hereto as Exhibit G, the Distribution-Transmission Interconnection Agreement attached hereto as Exhibit H, the Common-Use Right-of-Way and Pole Attachment Agreement attached hereto as Exhibit I and the Easement Agreement attached hereto as Exhibit J.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) in the industry in which Seller does business.

     "Partial Bill and Assignment" means a certain Bill of Sale and Partial Assignment and Assumption of Contract Rights that is to be executed by Buyer and Seller and delivered to each other at the Closing, attached hereto as Exhibit B.

     "Parties" means Buyer, Seller, and Parent solely for purposes of Article 5,
Section 8.2 and Article 11.

     "Permitted Encumbrances" means (a) any contracts, agreements, leases or instruments or other matter referred to in Schedule 3.6, (b) liens for taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith, (c) materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business that are inchoate and have not been perfected pursuant to law or that are being contested in good faith, (d) to the extent pertaining to owned property or leased property, easements, rights-of-way, servitudes, permits, surface leases and other rights relating to surface operations that do not have a Material Adverse Effect on the operation, value or use of the property affected thereby, (e) rights reserved to or vested in any governmental authority to control or regulate property in any manner, and applicable laws, rules and orders of governmental authorities and (f) defects and irregularities of title affecting the Purchased Assets that individually or in the aggregate do not have a Material Adverse Effect on the operation or use of the property affected thereby.

     "PJM" means PJM Interconnection LLC.

     "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

     "Release" means, when used as a noun, any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including without limitation ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any of the Purchased Assets, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property; and, when used as a verb, the occurrence of any Release.

     "RTO" means a FERC-approved Regional Transmission Organization.

     "S&P" means Standard & Poor's, a Division of The McGraw-Hill Companies,
Inc.

     "SEC" means the Securities and Exchange Commission.

     "SEC Approvals" means (i) the Final approval by the SEC under the PUHCA of all transactions contemplated by this Agreement that are subject to SEC jurisdiction under the PUHCA and (ii) the receipt from the Staff of a no-action letter stating that the Staff would not recommend any enforcement action under the PUHCA as a result of the equity investment by AIG Highstar Capital, L.P. in Buyer and the exercise by AIG Highstar Capital, L.P. (or its affiliated successor in interest) of any of its rights and powers under the limited partnership agreement of Buyer's single member, provided that the underlying request for no-action relief shall state that if AIG Highstar Capital, L.P. (or its affiliated successor in interest) were to exercise its rights pursuant to GP Events (as defined in the Equity Financing Commitment), it would take all necessary steps to ensure its ongoing compliance with the PUHCA, including the filing of an application for exemption under Section 3(a)(4) of the PUHCA or take such other similar steps as may be appropriate to receive similar relief.

     "Staff" means the staff of the SEC.

     "Tax" or "Taxes" means any federal, state, local, foreign or other taxes (including without limitation income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp or withholding taxes), duties, assessments or other governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items).

     "TFO Documents" means each and all of (a) the Electric Utility Transitional Funding Law, (b) (i) the Transitional Funding Order dated September 10, 1998,
(ii) Rider IFC and (iii) the Agreement Relating to Grant of Intangible Transition Property dated December 1, 1998, the Intangible Transition Property Servicing Agreement dated December 1, 1998, the Intangible Transition Property Sale Agreement dated December 1, 1998 and the related Indenture with Harris Trust and Savings Bank dated December 1, 1998, (c) any order entered by the ICC after the date hereof and prior to Closing with respect to, and the agreements effecting or implementing, Transitional Funding Instruments to be issued after the date hereof, and (d) other agreements, instruments, notes and documents effecting or implementing the transactions set forth in the items listed in the foregoing clauses (a) through (d), in each case as any of the same may be modified or amended from time to time.

     "Transaction Documents" means this Agreement, together with each of the following agreements attached to this Agreement as Exhibits A-L, respectively:

               (i) Full Bill and Assignment;

               (ii) Partial Bill and Assignment;

               (iii) Summary of Seller's Transmission Related Revenue;

                       (iv)  Limited Warranty Deed;

                        (v)  Network Integration Transmission Service Agreement;

                       (vi)  Services Agreement;

                      (vii) Purchase and Sale Agreement for Ancillary Services-Related Resources;

                     (viii)  Distribution-Transmission Interconnection
Agreement;
                       (ix)  Common-Use Right-of-Way and Pole Attachment
Agreement;
                        (x)  Easement Agreement;

                       (xi) Non-Competition Agreement; and

                      (xii)  Consent and Agreement.

         "Transfers of Licenses, Permits and Franchises" means having secured, at no significant cost to Buyer: (a) the transfer to Buyer conditioned on Closing or (b) the irrevocable commitment by the issuer of the License, Permit or Franchise (or its successor) to transfer to Buyer, immediately upon Closing, all Licenses, Permits and Franchises used by Seller in connection with the Business, in each case without any conditions or restrictions materially adverse to either Seller or Buyer. For purposes of this definition, an irrevocable and unconditional agreement by the issuer of a License, Permit or Franchise (or its successor) to issue to Buyer a replacement License, Permit or Franchise on identical terms immediately upon Closing shall be deemed to be equivalent to an irrevocable agreement to transfer such License, Permit or Franchise without any conditions or restrictions materially adverse to either Seller or Buyer.

         "Transitional Funding Instruments" means (i) those transitional funding instruments issued in connection with the Transitional Funding Order issued by the ICC on September 10, 1998 and that certain Indenture dated December 1, 1998 between Illinois Power Special Purpose Trust and Harris Trust and Savings Bank, in each case as the same may be amended or modified from time to time, and (ii) any other transitional funding instruments (as defined in the Electric Utility Transitional Funding Law, Section 220 ILCS 5/18-101 et seq.) issued by or on behalf of Seller, or whose proceeds are received by or on behalf of Seller, after the date hereof and prior to Closing.

         "Transmission Capital Expenditures" means capital expenditures with respect to the Purchased Assets.

         "Transmission Services" means the services for the transmission of electricity performed by Seller pursuant to its currently effective FERC Open Access Transmission Tariff or any successor tariff thereto.

          (b) The following terms have the meanings set forth in the Sections set forth below:

Term                                             Section
----                                             -------
Acceptable Bank                                  12.1(a)
Accounts Payable                                 12.1(a)
Action                                           9.3(a)
Adjusted Closing Statement                       1.6(c)
Affiliate                                        12.1(a)
Agreement                                        Preamble
Antitrust Approval                               12.1(a)
Approvals                                        7.3
Arbitrator                                       1.5(b)
Asserted Breaches                                2.3(b)
Assumed Credit Spreads                           1.7
Auditor                                          1.6(d)
Bankruptcy                                       12.1(a)
Benefit Plan                                     12.1(a)
Best Efforts                                     12.1(a)
Business                                         12.1(a)
Buyer                                            Preamble
Buyer Losses                                     9.1
Cleanup                                          12.1(a)
Closing                                          2.1
Closing Date                                     2.1
Closing Date Payment                             1.2
Code                                             1.3
Contracts                                        3.14(b)(i)
Credit Spread Increase                           1.7
Credit Spread Notice                             1.7
Credit Support                                   6.9
CWIP                                             12.1(a)
Damage                                           9.1(b)
Debt Financing Commitment                        1.7
Encumbrance                                      12.1(a)
Environmental Laws                               12.1(a)
Environmental Liabilities and Costs              12.1(a)
Equity Financing Commitment                      1.7
ERISA                                            12.1(a)
Excepted Rate Matters                            6.16(b)
Exchange Act                                     12.1(a)
Extended Closing Date                            1.7
FERC                                             12.1(a)
FERC Approvals                                   12.1(a)
Final                                            12.1(a)
Final Closing Statement                          1.6(e)

Term                                                       Section
----                                                       -------
Final Termination Date                                     2.2(b)
Financing Commitment Letters                               12.1(a)
Financing Commitments                                      1.7
First Mortgage Lien                                        12.1(a)
Full Bill and Assignment                                   12.1(a)
Fully Covered                                              12.1(a)
GAAP                                                       1.6(a)
Good Utility Practice                                      12.1(a)
Guidelines for Partial Assignments                         1.1
Hazardous Substances, Oils, Pollutants or Contaminants     12.1(a)
ICC                                                        12.1(a)
ICC Approvals                                              12.1(a)
Inventory                                                  12.1(a)
ITH                                                        1.7
Jointly Used Assets                                        12.1(a)
Knowledge of Buyer or Known to Buyer                       12.1(a)
Knowledge of Seller/Known to Seller/Seller's               12.1(a)
Knowledge
Large Corridors                                            12.1(a)
Levelized Rate                                             12.1(a)
Licenses, Permits and Franchises                           12.1(a)
Loss Arbitrator                                            2.3(c)
Loss Exposure                                              2.3(b)
Loss Meeting                                               2.3(c)
Loss Notice                                                2.3(c)
Material Adverse Change or Material Adverse Effect         12.1(a)
Materiality Limit                                          9.4
Minimum                                                    9.4
Moody's                                                    12.1(a)
Net Plant in Service                                       12.1(a)
Non-Complying Order                                        7.8
Operational Documents                                      12.1(a)
Ordinary Course of Business                                12.1(a)
Owed Credits                                               1.6(b)(v)
Parent                                                     Preamble
Partial Bill and Assignment                                12.1(a)
Partial Assignments                                        1.1
Parties                                                    12.1(a)
Pending Indemnification Claims                             6.9
Permitted Encumbrances                                     12.1(a)
Person                                                     3.14(b)(iii)
PJM                                                        12.1(a)
Potential Transferred Employees                            3.9(a)
Preliminary Closing Statement                              1.6(a)

Term                                             Section
----                                             -------
Pro-Forma Operating Statements                   3.7(c)
PUHCA                                            12.1(a)
Purchase Price                                   1.2
Purchased Assets                                 1.1
Rate Treatments                                  6.16(a)
Real Property                                    3.6(a)
Real Property Conveyances                        1.8(a)
Release                                          12.1(a)
RTO                                              12.1(a)
S&P                                              12.1(a)
SEC                                              12.1(a)
SEC Approvals                                    12.1(a)
Section 205 Application                          7.8
Seller                                           Preamble
Staff                                            12.1(a)
Tax or Taxes                                     12.1(a)
TFO Documents                                    12.1(a)
Transaction Documents                            12.1(a)
Transferred Employees                            6.2(a)
Transfers of Licenses, Permits and Franchises    12.1(a)
Transitional Funding Instruments                 12.1(a)
Transmission Assets Valuation                    1.5(a)
Transmission Capital Expenditures                12.1(a)
Transmission Services                            12.1(a)
WARN Act                                         6.2(c)

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

                                 ILLINOIS ELECTRIC TRANSMISSION
                                 COMPANY, LLC

                                 By: ILLINOIS TRANSCO HOLDINGS,
                                     LIMITED PARTNERSHIP, its sole member

                                 By: TRANS-ELECT ILLINOIS, LLC,
                                     its General Partner

                                 By: TRANS-ELECT, INC., its sole member

                                 By: /s/ Martin R. Walicki
                                    -------------------------------
                                    Name: Martin R. Walicki
                                    Title: EVP Finance and Treasurer


                                 Solely for purposes of Article 5, Section 8.2 and Article 11:

                                 TRANS-ELECT, INC.


                                 By: /s/ Martin R. Walicki
                                    -------------------------------
                                    Name: Martin R. Walicki
                                    Title: EVP Finance and Treasurer


                                 ILLINOIS POWER COMPANY


                                 By: /s/ Kathryn L. Patton
                                    -------------------------------
                                    Name: Kathryn L. Patton
                                    Title: Senior Vice President, General
                                           Counsel and Secretary